Exhibit 4.1

DORMAN PRODUCTS, INC.

AND EACH OF THE GUARANTORS PARTY HERETO

6.250% SENIOR NOTES DUE 2034

INDENTURE

Dated as of June 16, 2026

U.S. Bank Trust Company, National Association

Trustee

EXHIBITS

Exhibit A	FORM OF NOTE
Exhibit B	FORM OF CERTIFICATE OF TRANSFER
Exhibit C	FORM OF CERTIFICATE OF EXCHANGE
Exhibit D	FORM OF CERTIFICATE OF ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR
Exhibit E	FORM OF SUPPLEMENTAL INDENTURE

INDENTURE dated as of June 16, 2026, among Dorman Products, Inc., a Pennsylvania corporation (the “Company”), the Guarantors (as defined) and U.S. Bank Trust Company, National Association, a national banking association, as trustee.

The Company, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined) of the 6.250% Senior Notes due 2034 (the “Notes”):

ARTICLE 1

DEFINITIONS AND INCORPORATION

BY REFERENCE

Section 1.01 Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“Additional Notes” means additional Notes (other than the Initial Notes) issued under this Indenture in accordance with Section 2.02 hereof as part of the same series as the Initial Notes.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Agent” means any Registrar, co-registrar, Custodian, Paying Agent or additional paying agent.

“Applicable Premium” means, with respect to any Note on any redemption date, the greater of:

(1) 1.0% of the principal amount of the Note; or

(2) the excess, if any, of:

(a) the present value at such redemption date of (i) the redemption price of the Note at June 15, 2029 (such redemption price being set forth in the table appearing in Section 3.07 hereof) plus (ii) all required interest payments due on the Note through June 15, 2029 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the principal amount of the Note.

The Trustee shall have no duty or obligation to calculate or to confirm any calculation of Applicable Premium.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Attributable Indebtedness” means, with respect to any Sale and Lease Back Transaction, at the time of determination, the lesser of (1) the sale price of the property so leased multiplied by a fraction the numerator of which is the remaining portion of the base term of the lease included in such transaction and the denominator of which is the base term of such lease, and (2) the total obligation (discounted to the present value at the implicit interest factor, determined in accordance with GAAP, included in the rental payments) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the base term of the lease included in such transaction.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means, with respect to any Note, any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or to be closed.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person,

but excluding from all of the foregoing any debt securities exchangeable or convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1) United States dollars, Canadian dollars, pounds sterling, euros or yen (or any other currency held temporarily to manage the exposure to such other currency);

(2) (a) in the case of any Foreign Subsidiary (or any Domestic Subsidiary that is a Subsidiary of such Foreign Subsidiary) that is a Subsidiary, such local currencies held by it from time to time in the ordinary course of business; and (b) the currency of any country that is a member of the Organization for Economic Cooperation and Development;

(3) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than 24 months from the date of acquisition;

(4) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to a Credit Facility or with any commercial bank having capital and surplus in excess of $500.0 million;

(5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (3) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within 12 months after the date of acquisition;

(7) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Company as a replacement agency) and in each case maturing within 24 months after the date of creation or acquisition thereof;

(8) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade rating from any of Moody’s, S&P or Fitch with maturities of 12 months or less from the date of acquisition; and

(9) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (8) of this definition.

“CFC” means a Foreign Subsidiary that is a “controlled foreign corporation” under Section 957 of the Code.

“CFC Holdco” means a Domestic Subsidiary that owns no material assets other than Equity Interests (or Equity Interests and Indebtedness) of one or more Foreign Subsidiaries that are CFCs.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) other than to the Company or one of its Subsidiaries;

(2) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person (including any “person” (as defined above)) becomes the Beneficial Owner, directly or indirectly, of 50% or more of the Voting Stock of the Company, measured by voting power rather than number of shares; or

(3) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where:

(a) the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for the Voting Stock of such surviving or transferee Person (or any direct or indirect parent thereof) immediately after giving effect to such transaction; and

(b) the holders of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the Company or such surviving or transferee Person (or any direct or indirect parent thereof) immediately after giving effect to such transaction.

“Clearstream” means Clearstream Banking, S.A.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning specified in the first paragraph of this Indenture.

“Consolidated” means, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

“Consolidated EBITDA” means for any period, the sum of the following determined on a Consolidated basis, without duplication, for the Company and its Subsidiaries in accordance with GAAP:

(a) Consolidated Net Income for such period plus (b) the sum of the following, without duplication, to the extent deducted in determining Consolidated Net Income for such period (other than in respect of clause (vii)): (i) income and franchise taxes, (ii) Consolidated Interest Expense, (iii) amortization, depreciation and other non-cash charges, expenses, losses or impairments (except to the extent that such non-cash charges are reserved for cash charges to be taken in the future), including, without limitation, those relating to stock based compensation, retirement plan expenses and LIFO reserve, (iv) Transaction Costs, (v) losses, expenses, write-offs or charges that are extraordinary, unusual or non-recurring, including, without limitation, losses on the sale of equipment or swap breakage costs, (vi) restructuring or similar charges, losses or expenses (including without limitation one-time, non-recurring acquisitions and dispositions, severance, integration, facility opening and closing costs, new contracts and business optimization), including accruals or reserves, (vii) Pro Forma Synergies for such period; provided that the aggregate amount added to Consolidated EBITDA pursuant to the foregoing clause (vii) for any period shall not exceed twenty-five percent (25.0%) of Consolidated EBITDA for such period and (viii) net unrealized losses on Hedge Agreements less (c) the sum of the following, without duplication, to the extent included in determining Consolidated Net Income for such period: (i) net unrealized gains on Hedge Agreements and (ii) unusual or non-recurring and one-time gains or non-cash income (including gains on sale of equipment or business) increasing Consolidated Net Income. For purposes of this Indenture, Consolidated EBITDA shall be determined on a Pro Forma Basis.

“Consolidated Interest Expense” means consolidated interest expense, determined in accordance with GAAP, of the Company and its Subsidiaries and paid in cash by the Company or any of its Subsidiaries, excluding, for the avoidance of doubt, (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (y) any expensing of bridge, commitment and other financing fees and (z) any non-cash interest expense attributable to the movement in the mark-to-market valuation of derivative instruments pursuant to GAAP or any other non-cash interest payments.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Company and its Subsidiaries for such period, determined on a Consolidated basis, without duplication, in accordance with GAAP; provided that in calculating Consolidated Net Income of the Company and its Subsidiaries for any period, there shall be excluded (a) the net income (or loss) of any Person (other than a Subsidiary which shall be subject to clause (c) below), in which the Company or any of its Subsidiaries has a joint interest with a third party, except to the extent such net income is actually paid in cash to the Company or any of its Subsidiaries by dividend or other distribution during such period, (b) the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Company or any of its Subsidiaries or is merged into or consolidated with the Company or any of its Subsidiaries or that Person’s assets are acquired by the Company or any of its Subsidiaries except (i) to the extent included pursuant to the foregoing clause (a) or (ii) in connection with any calculation on a Pro Forma Basis, (c) the net income (if positive), of any non-guarantor Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such non-guarantor Subsidiary to the Company or any Guarantors of such net income (i) is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary or (ii) would be subject to any taxes payable on such dividends or distributions, but in each case only to the extent of such prohibition or taxes, (d) the cumulative effect of a change in accounting principles during such period, (e) the net after-tax effect of extraordinary, non-recurring, unusual or exceptional gains, losses, charges and expenses during such period, including those related to claims or litigation, (f) the net after-tax effect of gains, losses, charges and expenses during such period attributable to (x) asset dispositions or the sale of Equity Interests of any Person not in the ordinary course of business, (y) disposed, closed or discontinued operations (and the disposal thereof) and (z) the early extinguishment or conversion of Indebtedness, receivables facilities, Hedge Agreements or other derivatives (including write-offs of deferred financing expenses and premiums paid) during such period, (g) the effects of adjustments related to purchase accounting during such period, (h) impairment and amortization charges, asset write offs and write downs during such period, (i) non-cash compensation charges and expenses during such period, (j) non-cash losses, charges, expenses from earn-out obligations during such period, (k) net unrealized losses on Hedge Agreements, (l) net income or loss of persons that are not Subsidiaries unless received in cash during such period, (m) charges, expenses, premiums and fees incurred during such period (including Transaction

Costs), including financial advisory, accounting, auditor, legal and other consulting and advisory fees and any other filing fees and expenses, or any amortization thereof, in connection with issuance of equity or debt (including any Credit Facility, the notes or any amendments, modifications or refinancing thereof, including those undertaken but not completed) and any acquisitions, Investments or asset dispositions, including those undertaken but not completed and (n) to the extent covered by insurance and actually reimbursed (or to the extent the Company has determined that there exists reasonable evidence that such amount will be reimbursed by the insurer and such amount is not denied by the applicable insurer in writing within 180 days and is reimbursed within 365 days of the date of such determination (with a deduction in any future calculation of Consolidated Net Income for any amount so added back to the extent not so reimbursed within such 365-day period)), any proceeds of business interruption insurance in respect of lost revenues.

“Consolidated Net Secured Leverage Ratio” means, as of any date of determination, the ratio of (1) the Indebtedness of the Company that is outstanding and that is secured by a Lien on the assets of the Company or any of its Subsidiaries as of such date minus Cash Equivalents included on the consolidated balance sheet of the Company as of the end of the most recent fiscal quarter for which internal financial statements are available immediately preceding the date of determination and still held by the Company as of such date to (2) LTM Adjusted EBITDA, in each case as determined on a Pro Forma Basis.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Corporate Trust Office of the Trustee” means the address of the Trustee specified in Section 12.01 hereof or such other address as to which the Trustee may give notice to the Company.

“Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of June 16, 2026, by and among the Company, the guarantors party thereto, the lenders party thereto, Bank of America, N.A., as Administrative Agent, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement) or other financing arrangements (including, without limitation, commercial paper facilities or indentures), in each case, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or other indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case, as amended, supplemented, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities) in whole or in part from time to time, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted, to the extent applicable, under Section 4.08 hereof) or adds Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Domestic Subsidiary” means any Subsidiary of the Company that is, at the time of determination, organized under the laws of the United States or any state of the United States or the District of Columbia.

“EDGAR” means the electronic data gathering, analysis and retrieval system of the SEC.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a public or private sale either:

(1) of Equity Interests of the Company by the Company (other than to a Subsidiary of the Company), or

(2) of Equity Interests of a direct or indirect parent entity of the Company (other than to the Company or a Subsidiary of the Company) to the extent that the net proceeds therefrom are contributed to the common equity capital of the Company.

“Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear system.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Subsidiary” means (a) any Domestic Subsidiary of a Foreign Subsidiary that is a CFC, (b) any CFC Holdco, (c) any Subsidiary that is prohibited by applicable law or by any contractual obligation existing on the date of this Indenture or existing at the time of acquisition of such Subsidiary after the date of this Indenture (and not incurred in contemplation of such acquisition), in each case from Guaranteeing the notes, but only so long as such prohibition exists, (d) so long as the Credit Agreement is outstanding, any subsidiary designated as an Excluded Subsidiary under the Credit Agreement that is not required to guarantee or become an obligor under the Credit Agreement, (e) any Receivables Subsidiary, (f) each Immaterial Subsidiary and (g) each Subsidiary that is not Wholly-Owned; provided, however, that no Subsidiary that ceases to be Wholly-Owned after the date of this Indenture shall be an Excluded Subsidiary pursuant to clause (g) unless such Subsidiary ceased to be a Wholly-Owned Subsidiary due to a sale, transfer or disposition of Equity Interests of such Subsidiary to a Person that is not an Affiliate of the Company and such sale, transfer or disposition was effectuated for a bona fide business purpose.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Company (unless otherwise provided in this Indenture).

“Fitch” means Fitch Ratings, Inc. and any successor to its rating agency business.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Global Note Legend” means the legend set forth in Section 2.06(f)(2) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes deposited with or on behalf of and registered in the name of the Depositary or its nominee, substantially in the form of Exhibit A hereto and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Section 2.01(b), 2.06(b)(3), 2.06(b)(4) or 2.06(d)(2).

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

“Guarantee” of or by any Person means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof;

(2) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof;

(3) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; or

(4) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation;

provided, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. In any computation of the Indebtedness or other liabilities of the obligor under any Guarantee, the Indebtedness or other obligations that are the subject of such Guarantee will be assumed to be direct obligations of such obligor.

“Guarantors” means any Subsidiary of the Company that executes a Note Guarantee in accordance with the provisions of this Indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of this Indenture.

“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement.

“Holder” means a Person in whose name a Note is registered.

“IAI Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold to Institutional Accredited Investors.

“Immaterial Subsidiary” means, as of any date, any Subsidiary of the Company (1) whose total assets as of the last day of the most recently-ended quarter (when taken together with the total assets of the Subsidiaries of such Subsidiary as of the last day of the most recently ended quarter) were equal to or less than 5.0% of the consolidated assets of the Company and its Subsidiaries at such date and (2) whose revenues for the four quarters most recently ended (the “Reference Period”) (when taken together with the revenues of the Subsidiaries of such Subsidiary for the Reference Period) were equal to or less than 5.0% of the revenues of the Company and its Subsidiaries as a whole on a Consolidated basis for the Reference Period, in each case determined in accordance with GAAP; provided that no Subsidiary shall be an Immaterial Subsidiary to the extent that as a result thereof (A) at the last day of the most recently-ended quarter the total assets of all Immaterial Subsidiaries were equal to or greater than 10.0% of the consolidated assets of the Company and its Subsidiaries at such date or (B) the revenues of all Immaterial Subsidiaries for the Reference Period were equal to or greater than 10.0% of the revenues of the Company and its Subsidiaries as a whole on a Consolidated basis for such Reference Period.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued interest (other than accrued interest or interest paid in kind that has accreted to the principal amount), accrued expenses and trade payables), whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or, without duplication, reimbursement agreements in respect thereof).

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a) the Fair Market Value of such assets at the date of determination; and

(b) the amount of the Indebtedness of the other Person.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means the first $450.0 million aggregate principal amount of Notes issued under this Indenture on the date of this Indenture.

“Initial Purchasers” means BofA Securities, Inc., BMO Capital Markets Corp., PNC Capital Markets LLC, TD Securities (USA) LLC, Wells Fargo Securities, LLC and Barclays Capital Inc.

“Institutional Accredited Investor” means an institution that is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, who is not also a QIB.

“Investment Grade” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s, BBB- (or the equivalent) by S&P, and BBB- (or the equivalent) by Fitch, or, in each case, if any such entity ceases to rate the Notes for reasons outside of the control of the Company, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Company as a replacement agency.

“Investment Grade Status” shall occur when the Notes have Investment Grade ratings from at least two Rating Agencies.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. Except as otherwise provided in this Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Issue Date” means the date of original issuance of the Notes under this Indenture.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and, except in connection with any Qualified Receivables Facility, any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided, that in no event shall an operating lease be deemed to constitute a Lien.

“LTM Adjusted EBITDA” means, for any determination hereunder, the Consolidated EBITDA of the Company for the then most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of determination.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.

“Net Proceeds” from a Sale and Lease Back Transaction means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, all purchase price adjustments, earn-outs and contingency payment obligations to which a seller may become entitled after the closing of such Sale and Lease Back Transaction and all holdbacks, in each case, only as and when received in cash, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form), in each case net of (without duplication): (1) all legal, accounting, title and transfer or recording tax expenses, broker’s fees or commissions and other fees and expenses (including, without duplication, any repatriation costs associated with receipt by the applicable taxpayer of such proceeds) incurred, and all federal, state, provincial, foreign and local taxes (whether on account of income, gains or otherwise) required to be accrued as a liability under GAAP, as a consequence of such Sale and Lease Back Transaction; (2) all payments made on any Indebtedness which is secured by any assets subject to such Sale and Lease Back Transaction, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Sale and Lease Back Transaction, or by applicable law, be repaid out of the proceeds from such Sale and Lease Back Transaction; (3) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Sale and Lease Back Transaction and retained by the Company or any Subsidiary after such Sale and Lease Back Transaction; (4) any portion of the purchase price from a Sale and Lease Back Transaction placed in escrow in connection with that Sale and Lease Back Transaction; provided, that upon the termination of that escrow, Net Proceeds will be increased by any portion of funds in the escrow that are released to the Company or any Subsidiary; and (5) the amount of any purchase price adjustment, contingent or deferred payment obligation that the Company and/or any Subsidiary is obligated to pay to another Person in connection with a Sale and Lease Back Transaction.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Note Guarantee” means the Guarantee by each Guarantor of the Company’s obligations under this Indenture and the Notes, in accordance with the provisions of this Indenture.

“Notes” has the meaning assigned to it in the preamble to this Indenture. The Initial Notes and the Additional Notes shall be treated as a single class for all purposes under this Indenture, and unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Additional Notes.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the Company’s Final Offering Memorandum dated June 2, 2026, relating to the initial offering of the Notes.

“Officer” means, with respect to any Person, the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.

“Officer’s Certificate” means a certificate signed on behalf of the Company by one Officer of the Company, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, that meets the requirements of Section 12.03 hereof.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of Section 12.03 hereof. Such counsel may be an employee of or counsel to the Company or any Subsidiary of the Company.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Permitted Liens” means:

(1) Liens on assets of the Company or any of its Subsidiaries securing Indebtedness and other Obligations under Credit Facilities that were permitted by the terms of this Indenture to be incurred pursuant to this clause (1) not to exceed the sum of (i) $800.0 million and (ii) the greater of (x) $440.0 million and (y) 100.0% of LTM Adjusted EBITDA plus Liens securing obligations of lenders or agents under Credit Facilities in respect of hedging or swap agreements or arrangements or cash management services, including treasury, depository, overdraft credit or debit card (including non-card electronic payables and purchasing cards), electronic funds transfer and other cash management arrangements;

(2) Liens in favor of the Company or the Guarantors;

(3) Liens securing Attributable Indebtedness with respect to Capital Lease Obligations and Indebtedness incurred in connection with purchase money Indebtedness in an aggregate principal amount at any time outstanding not to exceed the greater of (x) $132.0 million and (y) 30.0% of LTM Adjusted EBITDA; provided that (i) such Liens shall be created substantially simultaneously with the acquisition, repair, construction, improvement or lease, as applicable, of the related property, (ii) such Liens do not at any time encumber any property other than the property financed or improved by such Indebtedness, (iii) the amount of Indebtedness secured thereby is not increased and (iv) the principal amount of Indebtedness secured by any such Lien shall at no time exceed one hundred percent (100%) of the original price for the purchase, repair, construction, improvement or lease amount (as applicable) of such property at the time of purchase, repair, construction, improvement or lease (as applicable);

(4) Liens on real property securing Indebtedness of the Company and/or one or more of its Subsidiaries in an aggregate principal amount at any time outstanding not to exceed the greater of (x) $132.0 million and (y) 30.0% of LTM Adjusted EBITDA;

(5) Liens on property, shares of stock or other assets of a Person existing at the time such Person becomes a Subsidiary of the Company or is merged with or into or consolidated with the Company or any Subsidiary of the Company; provided that such Liens were not created or incurred in contemplation of such Person becoming a Subsidiary of the Company or such merger or consolidation and do not extend to any assets other than those of the Person that becomes a Subsidiary of the Company or is merged with or into or consolidated with the Company or any Subsidiary of the Company;

(6) Liens on property (including Capital Stock) or other assets existing at the time of acquisition of such property or assets by the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to such acquisition and not incurred in contemplation of, such acquisition;

(7) Liens to secure the performance of statutory obligations, insurance, surety or appeal bonds, workers compensation obligations, unemployment insurance, other types of social security or similar legislation, performance bonds, customs bonds, bids, trade contracts and leases or other obligations of a like nature incurred in the ordinary course of business (including Liens to secure letters of credit issued to assure payment of such obligations) and any Liens in favor of, or required by contracts with, governmental entities;

(8) Liens to secure Indebtedness represented by mortgage financings or purchase money obligations;

(9) Liens existing on the date of this Indenture, and the replacement, renewal or extension thereof; provided that the scope of any such Lien shall not be increased, or otherwise expanded, to cover any additional property (except in the case of a replacement property subject to a replacement lease) or type of asset, as applicable, beyond that in existence on the date of this Indenture, except for products and proceeds of the foregoing;

(10) Liens for taxes, assessments or governmental charges or claims that are not yet overdue for a period of 30 days or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(11) Liens imposed by law, such as carriers’, materialmen’s, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business, and contractual Liens of suppliers (including sellers of goods) or customers granted in the ordinary course of business to the extent limited to the property or assets relating to such contract;

(12) survey exceptions, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(13) Liens created for the benefit of (or to secure) the Notes (or the Note Guarantees);

(14) Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;

(15) filing of Uniform Commercial Code financing statements as a precautionary measure in connection with operating leases;

(16) (i) Liens of a collecting bank arising in the ordinary course of business under Section 4-210 of the Uniform Commercial Code in effect in the relevant jurisdiction and (ii) Liens of any depositary bank in connection with statutory, common law and contractual rights of setoff and recoupment with respect to any deposit account of the Company or any Subsidiary thereof;

(17) bankers’ Liens, rights of setoff, Liens arising out of judgments or awards not constituting an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(18) Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(19) Liens on specific items of inventory or other goods (and the proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(20) any interest or title of a licensor, sublicensor, lessor or sublessor with respect to any assets under any license or lease agreement entered into in the ordinary course of business which do not secure any Indebtedness;

(21) (a) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries and do not secure any Indebtedness and (b) grants of software and other technology licenses in the ordinary course of business;

(22) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(23) Liens on Receivables Related Assets, including assets transferred to a Receivables Subsidiary or on assets of a Receivables Subsidiary, in either case, incurred in connection with a Qualified Receivables Facility;

(24) Liens securing Indebtedness of Foreign Subsidiaries or non-guarantor Subsidiaries that relate solely to the Equity Interests or assets of Foreign Subsidiaries or non-guarantor Subsidiaries;

(25) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(26) Liens (a) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (b) attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business, and (c) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off);

(27) Liens that are contractual rights of set-off (a) relating to pooled deposit or sweep accounts of the Company or any of its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and its Subsidiaries or (b) relating to purchase orders and other agreements entered into with customers of the Company or any of its Subsidiaries in the ordinary course of business;

(28) Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Subsidiaries (other than assets and property affixed or appurtenant thereto);

(29) Liens incurred with respect to obligations that do not exceed, as of any date of incurrence, the greater of (x) $220.0 million or (y) 50.0% of LTM Adjusted EBITDA; and

(30) Liens upon any property or assets so long as the aggregate outstanding principal amount of all secured Indebtedness for borrowed money of the Company and its Subsidiaries that is secured by Liens on any of their property or assets, now owned or hereafter acquired does not exceed an amount that would cause the Consolidated Net Secured Leverage Ratio for the period immediately preceding the creation, incurrence or assumption of such a Lien to be greater than 3.75 to 1.00, calculated on a pro forma basis after giving effect to the creation, incurrence or assumption of such Lien.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“pdf” means portable document format.

“Private Placement Legend” means the legend set forth in Section 2.06(f)(1) hereof to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“Pro Forma Basis” means, for purposes of calculating Consolidated EBITDA or LTM Adjusted EBITDA for any period during which one or more acquisitions, dispositions or other transaction (each, a “Specified Transaction”) occurs, that such Specified Transaction (and all other Specified Transactions that have been consummated during the applicable period) shall be deemed to have occurred as of the first day of the applicable period of measurement and:

(1)

all income statement items (whether positive or negative) attributable to the property or Person disposed of in a disposition shall be excluded and all income statement items (whether positive or negative) attributable to the property or Person acquired in an acquisition shall be included (provided that such income statement items to be included are based upon reasonable assumptions and calculations which are expected to have a continuous impact); and

(2)

in the event that the Company or any of its Subsidiaries incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement, discharge, defeasance or extinguishment) any Indebtedness included in the calculations of any financial ratio or test (in each case, other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), (i) during the applicable measurement period or (ii) subsequent to the end of the applicable measurement period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then such financial ratio or test shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on the first day of the applicable measurement period and any such Indebtedness that is incurred (including by assumption or guarantee) that has a floating or formula rate of interest shall have an implied rate of interest for the applicable period determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as of the relevant date of determination.

“Pro Forma Synergies” means, without duplication, with respect to any four-quarter period, the net reduction in costs and other operating improvements or synergies that have been realized or are reasonably anticipated in good faith to be realized with respect to any acquisition, operational change, business optimization action, new contract, restructuring activity, disposition or other strategic cost saving initiative taken or expected to be taken within twenty-four (24) months of the date of such acquisition, operational change, business optimization action, new contract, restructuring activity, disposition or other strategic cost saving initiative, so long as, in each case, such net reduction in costs and other operating improvements or synergies are reasonably identifiable and factually supportable, as if all such reductions in costs, operating improvements or synergies had been effected as of the beginning of such four-quarter period; provided that (A) the net reduction in costs and other operating improvements or synergies heretofore described in this definition shall be detailed in a certificate delivered to the Trustee from the Company’s chief financial officer that outlines the specific actions taken or to be taken and the net cost reductions and other operating improvements or synergies achieved or to be achieved from each such action and certifies that such cost reductions and other operating improvements or synergies meet the criteria set forth heretofore in this definition, (B) no cost savings or operating expense reductions shall be added pursuant to this defined term to the extent duplicative of any expense or charges otherwise added to or included in Consolidated EBITDA, whether a pro forma adjustment or otherwise, for such four-quarter period and (C) projected amounts (and not yet realized) may no longer be added in calculating Consolidated EBITDA pursuant to this definition to the extent occurring more than eighteen (18) months after the specified action taken in order to realize such projected cost savings and operating expense reductions.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Receivables Facility” means any Receivables Facility (a) constituting a securitization financing facility that meets the following conditions: (1) the Board of Directors of the Company shall have determined in good faith that such Receivables Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Company and the applicable Receivables Subsidiary, (2) all sales and/or contributions of Receivables Assets and related assets to the applicable Receivables Subsidiary are made at Fair Market Value (as determined in good faith by the Company) and (3) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Company) or (b) constituting a receivables financing facility.

“Rating Agencies” means Moody’s, S&P and Fitch or if Moody’s, S&P or Fitch or multiple such agencies shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company, which shall be substituted for Moody’s, S&P or Fitch or multiple such agencies, as the case may be.

“Ratings Decline Period” means the period that (i) begins on the earlier of (a) a Change of Control or (b) the first public notice of the intention by the Company to affect a Change of Control and (ii) ends 30 days following the consummation of such Change of Control; provided, that such period will be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by either of the Rating Agencies.

“Ratings Event” means (i) a downgrade by one or more gradations (including gradations within ratings categories, as well as between rating categories) or withdrawal of the rating of the Notes within the Ratings Decline Period by at least two of the Rating Agencies (unless the applicable Rating Agencies shall have put forth a written statement to the effect that such downgrade is not attributable in whole or in part to the applicable Change of Control) and (ii) the Notes do not have an Investment Grade rating from any Rating Agency.

“Receivables Facility” means any of one or more receivables or securitization financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Company or any of its Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Company or any of its Subsidiaries sells or grants a security interest in its accounts receivable or Receivables Related Assets or assets related thereto to either (a) a Person that is not a Subsidiary or (b) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Subsidiary.

“Receivables Related Assets” means, collectively, accounts receivable, instruments, chattel paper, obligations, general intangibles and other similar assets, in each case relating to receivables sold, transferred or otherwise disposed of, including interests in merchandise or goods, the sale or lease of which gave rise to such receivables, related contractual rights, guarantees, insurance proceeds, collections and proceeds of all of the foregoing.

“Receivables Subsidiary” means a Wholly-Owned Subsidiary of the Company that has been established as a “bankruptcy remote” subsidiary for the sole purpose of acquiring Receivables Related Assets under a Qualified Receivables Facility and that shall not engage in any activities other than in connection with a Qualified Receivables Facility. In jurisdictions where trusts or other funding vehicles are used to purchase Receivables Related Assets in connection with receivables securitization transactions, “Receivables Subsidiary” shall include such trusts or other funding vehicles.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 903 of Regulation S.

“Responsible Officer,” when used with respect to the Trustee, means any officer within the Corporate Trust Office of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject, and, in each case, who shall have direct responsibility for the administration of this Indenture.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Period” means the 40-day distribution compliance period determined in accordance with Regulation S.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and any successor to its rating agency business.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of this Indenture.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of this Indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Transaction Costs” means all transaction fees, expenses, charges and other amounts related to the Transactions, any acquisitions or other Investment, any asset disposition (other than in the ordinary course of business), any incurrence of Indebtedness, any issuance of Equity Interests or any amendments or waivers of any Credit Facility or any agreements or instruments relating to any other Indebtedness, in each case whether or not consummated (including, without limitation, any financing fees, merger and acquisition fees, legal fees and expenses, due diligence fees or any other fees and expenses in connection with the foregoing), in each case to the extent paid within six (6) months of the closing of the applicable Credit Facility, such acquisition or such other event, as applicable.

“Transactions” means the offering of the Notes and the use of proceeds therefrom and the refinancing of the Company’s existing revolving credit facility with a new five-year revolving credit facility.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of the earlier of (a) such redemption date or (b) the date on which such Notes are defeased or satisfied and discharged of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to June 15, 2029; provided, however, that if the period from the redemption date to June 15, 2029, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trustee” means U.S. Bank Trust Company, National Association, in its capacity as such, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Unrestricted Definitive Note” means a Definitive Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a Global Note that does not bear and is not required to bear the Private Placement Legend.

“U.S. Person” means a U.S. Person as defined in Rule 902(k) promulgated under the Securities Act.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

Section 1.02 Other Definitions.

Defined in
Term	Section
“Authentication Order”	2.02
“Change of Control Offer”	4.10
“Change of Control Payment”	4.10
“Change of Control Payment Date”	4.10
“Change of Control Triggering Event”	4.10
“Covenant Defeasance”	8.03
“DTC”	2.03
“Event of Default”	6.01
“Independent Assets or Operations”	4.03
“Legal Defeasance”	8.02
“Paying Agent”	2.03
“Registrar”	2.03
“Reversion Date”	4.12
“Sale and Lease Back Transaction”	4.07
“Successor Company”	5.01
“Suspended Covenants”	4.12
“Suspension Period”	4.12
“Trust Indenture Act”	7.03
“UCC”	12.15

Section 1.03 Rules of Construction.

Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) “including” is not limiting;

(5) words in the singular include the plural, and in the plural include the singular;

(6) “will” shall be interpreted to express a command;

(7) provisions apply to successive events and transactions; and

(8) references to sections of or rules under the Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time.

ARTICLE 2

THE NOTES

Section 2.01 Form and Dating.

(a) General. The Notes and the Trustee’s certificate of authentication will be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note will be dated the date of its authentication. The Notes shall be in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited.

The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

Additional Notes ranking pari passu with the Initial Notes may be created and issued from time to time by the Company without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial Notes and shall have the same terms as to status, redemption or otherwise (other than issue date, issue price and, if applicable, the first interest payment date and the first date from which interest will accrue) as the Initial Notes; provided that Additional Notes will not be issued with the same CUSIP, if any, as existing Notes unless such Additional Notes are fungible with existing Notes for U.S. federal income tax purposes. Any Additional Notes shall be issued with the benefit of an indenture supplemental to this Indenture.

(b) Global Notes. Notes issued in global form will be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form will be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

Section 2.02 Execution and Authentication.

At least one Officer must sign the Notes for the Company by manual, electronic (including .pdf or Docusign or other electronic signature platform) or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.

A Note will not be valid, or obligatory for any purpose, until authenticated by the manual signature of the Trustee. The signature will be conclusive evidence that the Note has been authenticated substantially in the form of Exhibit A under this Indenture.

The Trustee will, upon receipt of a written order of the Company signed by an Officer (an “Authentication Order”), authenticate Notes for original issue that may be validly issued under this Indenture, including any Additional Notes. No Opinion of Counsel shall be required in connection with the authentication of the Initial Notes. The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes authorized for issuance by the Company pursuant to one or more Authentication Orders, except as provided in Section 2.07 hereof.

The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Company.

Section 2.03 Registrar and Paying Agent.

The Company will maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar will keep a register of the Notes and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company will notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

The Company initially appoints The Depositary Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

The Company initially appoints the Trustee to act as the Registrar and Paying Agent and to act as Custodian with respect to the Global Notes. The Paying Agent, the Registrar, and any authenticating agent shall be entitled to the protections, indemnities and immunities as are set forth in this Indenture with respect to the Trustee.

Section 2.04 Paying Agent to Hold Money in Trust.

The Company will require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal of, premium on, if any, or interest, if any, on, the Notes, and will notify the Trustee of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) will have no further liability for the money. If the Company or a Subsidiary acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee will serve as Paying Agent for the Notes.

Section 2.05 Holder Lists.

The Trustee will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Company will furnish to the Trustee at least two Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes.

Section 2.06 Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Company for Definitive Notes if:

(1) the Company delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Company within 90 days after the date of such notice from the Depositary;

(2) the Company in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the Notes.

Upon the occurrence of either of the preceding events in (1) or (2) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a). However, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (c) hereof.

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes will be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(1) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(1).

(2) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(1) above, the transferor of such beneficial interest must deliver to the Registrar either:

(A) both:

(i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(B) both:

(i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in Section 2.06(b)(1) above.

Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(g) hereof.

(3) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives the following:

(A) if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transferee will take delivery in the form of a beneficial interest in the Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C) if the transferee will take delivery in the form of a beneficial interest in the IAI Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(4) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(2) above and:

(A) such transfer is effected pursuant to an effective registration statement; or

(B) the Registrar receives the following

(i) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(ii) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in subparagraph (B), if the Company so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to subparagraph (4) above at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to subparagraph (4) above.

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c) Transfer or Exchange of Beneficial Interests for Definitive Notes.

(1) Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation and upon the occurrence of any of the events in subsection (1), (2) or (3) of Section 2.06(a):

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such beneficial interest is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable;

(F) if such beneficial interest is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(G) if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Company shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(1) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(2) Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only upon the occurrence of any of the events in subsection (1), (2) or (3) of Section 2.06(a) and if:

(A) such transfer is effected pursuant to an effective registration statement; or

(B) the Registrar receives the following:

(i) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(ii) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in subparagraph (B), if the Company so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(3) Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.06(b)(2) hereof, the Trustee will cause the aggregate principal amount of the applicable Unrestricted Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Company will execute and the Trustee will authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(3) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee will deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(3) will not bear the Private Placement Legend.

(4) In connection with any proposed exchange of a Global Note for a Definitive Note, the Holder shall provide or cause to be provided to the Trustee all information necessary to allow the Trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Section 6045 of the Code. The Trustee may rely on the information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.

(1) Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such Restricted Definitive Note is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable;

(F) if such Restricted Definitive Note is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(G) if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee will cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the 144A Global Note, in the case of clause (C) above, the Regulation S Global Note, and in all other cases, the IAI Global Note.

(2) Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if:

(A) such transfer is effected pursuant to an effective registration statement; or

(B) the Registrar receives the following:

(i) if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(ii) if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in subparagraph (B), if the Company so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(2), the Trustee will cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(3) Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraphs (2) or (3) above at a time when an Unrestricted Global Note has not yet been issued, the Company will issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee will authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

(1) Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A) if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(2) Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if:

(A) such transfer is effected pursuant to an effective registration statement; or

(B) the Registrar receives the following:

(i) if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(ii) if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in subparagraph (B), if the Company so requests, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(3) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f) Legends. The following legends will appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(1) Private Placement Legend.

(A) Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THE SECURITY EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) SUCH SECURITY MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (1)(a) INSIDE THE UNITED STATES TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A UNDER THE SECURITIES ACT, (b) OUTSIDE THE UNITED STATES TO A NON-U.S. PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (c) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF APPLICABLE) OR (d) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY IF THE COMPANY SO REQUESTS), (2) TO THE COMPANY OR (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN CLAUSE (A) ABOVE. NO REPRESENTATION CAN BE MADE AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 FOR RESALE OF THE SECURITY EVIDENCED HEREBY.

BY ITS ACQUISITION OF THIS SECURITY, THE HOLDER HEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (1) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS SECURITY (OR ANY INTEREST HEREIN) CONSTITUTES THE ASSETS OF (A) AN “EMPLOYEE BENEFIT PLAN” WITHIN THE MEANING OF SECTION 3(3) OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”) THAT IS SUBJECT TO TITLE I OF ERISA, (B) A PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) OR PROVISIONS UNDER ANY OTHER U.S. OR NON-U.S. FEDERAL, STATE, LOCAL OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAWS”), OR (C) AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO

INCLUDE THE ASSETS OF ANY OF THE FOREGOING DESCRIBED IN CLAUSES (A) AND (B), PURSUANT TO ERISA OR ANY SIMILAR LAW, OR (2) THE ACQUISITION AND HOLDING OF THIS SECURITY (OR ANY INTEREST HEREIN) BY SUCH HOLDER WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.”

(B) Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraphs (b)(4), (c)(2), (c)(3), (d)(2), (d)(3), (e)(2) or (e)(3) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) will not bear the Private Placement Legend.

(2) Global Note Legend. Each Global Note will bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(g) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(h) General Provisions Relating to Transfers and Exchanges.

(1) To permit registrations of transfers and exchanges, the Company will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(2) No service charge will be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Holders shall be required to pay a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 4.10 and 9.04 hereof).

(3) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(4) Neither the Registrar nor the Company will be required:

(A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 10 days before the provision of a notice of redemption of Notes to be redeemed under Section 3.02 hereof and ending at the close of business on the day such notice is delivered;

(B) to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed or unpurchased portion of any Note being redeemed or repurchased in part; or

(C) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(5) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(6) The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

(7) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by mail, electronic transmission or facsimile.

(8) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary Participants or Beneficial Owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Section 2.07 Replacement Notes.

If any mutilated Note is surrendered to the Trustee or the Company and the Trustee receives evidence to its satisfaction of the ownership and destruction, loss or theft of any Note, the Company will issue and the Trustee, upon receipt of an Authentication Order, will authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company may charge the Holder for the expenses of the Company and the Trustee in replacing a Note.

Every replacement Note is an additional obligation of the Company and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08 Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note; however, Notes held by the Company or a Subsidiary of the Company shall not be deemed to be outstanding for purposes of Section 3.07(a) hereof.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser, as defined in Section 8-303 of the Uniform Commercial Code in effect in the State of New York.

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue from and after the date of such payment.

If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date, maturity date or any date of purchase pursuant to an offer to purchase, money sufficient to pay Notes payable or to be repurchased on that date, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.

Section 2.09 Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or any Guarantor, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any Guarantor, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned will be so disregarded.

Section 2.10 Temporary Notes.

Until certificates representing Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, will authenticate temporary Notes. Temporary Notes will be substantially in the form of certificated Notes but may have variations that the Company considers appropriate for temporary Notes and as may be reasonably acceptable to the Trustee. Without unreasonable delay, the Company will prepare and the Trustee will authenticate definitive Notes in exchange for temporary Notes.

Holders of temporary Notes will be entitled to all of the benefits of this Indenture.

Section 2.11 Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will dispose of canceled Notes in accordance with its customary procedures (subject to the record retention requirements of the Exchange Act). Certification of the disposition of all canceled Notes will be delivered to the Company upon written request. The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12 Defaulted Interest.

If the Company defaults in a payment of interest on the Notes, it will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Company will notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Company will fix or cause to be fixed each such special record date and payment date; provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) will mail or deliver by electronic transmission in accordance with the applicable procedures of the Depositary or cause to be mailed or delivered by electronic transmission in accordance with the applicable procedures of the Depositary to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

ARTICLE 3

REDEMPTION AND PREPAYMENT

Section 3.01 Notice to Trustee.

If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it must furnish to the Trustee, at least one Business Day before notice of redemption is required to be delivered electronically in pdf format or mailed or caused to be mailed to Holders pursuant to Section 3.03 (unless a shorter notice shall be agreed to by the Trustee) but not more than 60 days before a redemption date, an Officer’s Certificate setting forth:

(1) the clause of this Indenture pursuant to which the redemption shall occur;

(2) the redemption date;

(3) the principal amount of Notes to be redeemed; and

(4) the redemption price, if then ascertainable.

Notwithstanding anything herein to the contrary, no Opinion of Counsel shall be required in connection with the redemption or the delivery of such notice of redemption in accordance with Section 3.03.

Section 3.02 Selection of Notes to Be Redeemed or Purchased.

If less than all of the Notes are to be redeemed or purchased in a Change of Control Offer at any time, the Trustee will select Notes for redemption or purchase on a pro rata basis (or, in the case of Notes issued in global form pursuant to Article 2 hereof, based on a method that most nearly approximates a pro rata selection by lot or such other method as the Trustee deems fair and appropriate and in accordance with the Applicable Procedures of the Depositary) unless otherwise required by law or applicable stock exchange or Depositary requirements.

The Trustee will promptly notify the Company in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected will be in amounts of $2,000 or whole multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

Section 3.03 Notice of Redemption.

At least 10 days but not more than 60 days before a redemption date, the Company will deliver electronically in pdf format or mail or cause to be mailed, by first class mail, a notice of redemption to the Trustee and each Holder whose Notes are to be redeemed at its registered address or otherwise in accordance with the procedures of the Depositary, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles 8 or 11 hereof.

The notice will identify the Notes to be redeemed and will state:

(1) the redemption date;

(2) the redemption price; provided that in connection with a redemption under Section 3.07(b), the notice need not set forth the redemption price but only the manner of calculation thereof;

(3) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note;

(4) the name and address of the Paying Agent;

(5) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6) that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(7) if such notice is subject to satisfaction of one or more conditions precedent, that, in the Company’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied (which, for the avoidance of doubt, may be later than 60 days from the date such notice was delivered or mailed), or that such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date so delayed;

(8) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(9) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

At the Company’s request, the Trustee will give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company has delivered to the Trustee, at least two Business Days before notice of redemption is required to be delivered electronically in pdf format or mailed or caused to be mailed to Holders pursuant to Section 3.03 (unless a shorter notice shall be agreed to by the Trustee), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Notice of any redemption of the Notes (including upon an Equity Offering or in connection with another transaction (or series of related transactions)) may, at the Company’s discretion, be given prior to the completion or the occurrence thereof and any such redemption or notice may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, availability of borrowings under any Credit Facility, completion of a sale of common stock or other securities offering or corporate transaction. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Company’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied (which for the avoidance of doubt, may be later than 60 days from the date such notice was delivered or mailed), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date so delayed. The Company will provide written notice to the Trustee by 5:00 p.m. New York City time one Business Day prior to the redemption date (or such shorter period as may be acceptable to the Trustee) if any such redemption has been rescinded or delayed.

Section 3.04 Effect of Notice of Redemption.

Once notice of redemption is mailed or delivered electronically in pdf format in accordance with this Indenture, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price, subject only to the satisfaction or waiver of any conditions precedent.

The notice, if mailed or delivered by electronic transmission in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note. Subject to Section 3.05, on and after the redemption date, interest ceases to accrue on Notes or portions of Notes called for redemption.

Section 3.05 Deposit of Redemption or Purchase Price.

No later than 11:00 a.m. (New York City time) on the redemption or purchase date, the Company will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued interest, if any, on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent will promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption or purchase price of and accrued interest, if any, on all Notes to be redeemed or purchased.

If the Company complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof, unless such redemption or purchase is conditioned on the happening of a future event.

Section 3.06 Notes Redeemed or Purchased in Part.

Upon surrender of a Note that is redeemed or purchased in part, the Company will issue and, upon receipt of an Authentication Order, the Trustee will authenticate for the Holder (or cause to be transferred by book-entry) at the expense of the Company a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered; provided, that, each new Note shall be in a principal amount of $2,000 or whole multiples of $1,000 in excess thereof. It is understood that, notwithstanding anything in this Indenture to the contrary, only an Authentication Order and not an Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate such new Note.

Section 3.07 Optional Redemption.

(a) At any time prior to June 15, 2029, the Company may on any one or more occasions redeem up to 40% of the aggregate principal amount of Notes issued under this Indenture (including any Additional Notes), upon not less than 10 nor more than 60 days’ notice, at a redemption price equal to 106.250% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to, but not including, the date of redemption (subject to the rights of Holders of Notes on the relevant record date to receive interest on the relevant interest payment date), with the proceeds of an Equity Offering; provided that:

(1) at least 60% of the aggregate principal amount of Notes originally issued under this Indenture (excluding Notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs within 120 days of the date of the closing of such Equity Offering.

(b) At any time prior to June 15, 2029, the Company may on any one or more occasions redeem all or a part of the Notes, upon not less than 10 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but not including, the date of redemption, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.

(c) Except pursuant to Sections 3.07(a) and (b), the Notes will not be redeemable at the Company’s option prior to June 15, 2029.

(d) On or after June 15, 2029, the Company may on any one or more occasions redeem all or a part of the Notes, upon not less than 10 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the Notes redeemed, to, but not including, the applicable date of redemption, if redeemed during the twelve-month period beginning on June 15 of the years indicated below, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date:

Year	Percentage
2029	103.125%
2030	101.563%
2031 and thereafter	100.000%

Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(e) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.02 through 3.06 hereof.

(f) Notwithstanding the foregoing, in connection with any tender offer for the Notes, if Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Company or any third party making such tender offer in lieu of the Company, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Company or such third party will have the right upon not less than 10 nor more than 60 days’ prior notice to the Trustee and each Holder of Notes, given not more than 30 days following such purchase date, to redeem all Notes that remain outstanding following such purchase at a redemption price equal to the price offered to each other Holder in such tender offer (which may be less than par) plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but not including, the date of such redemption; provided, that such redemption price shall not be less than 100% of the aggregate principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, thereon, to, but not including, the date of such redemption.

Section 3.08 Mandatory Redemption; Open Market Purchases.

(a) The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

(b) The Company may at any time and from time to time acquire Notes by tender offer, open market purchases, negotiated transactions or otherwise.

ARTICLE 4

COVENANTS

Section 4.01 Payment of Notes.

The Company will pay or cause to be paid the principal of, premium on, if any, and interest, if any, on the Notes on the dates and in the manner provided in the Notes, in immediately available funds to the Depositary or its nominee, as the case may be, as the registered Holder of the Notes. Principal, premium, if any, and interest, if any, will be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 11:00 a.m. (New York City time) on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest, if any, then due.

The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the otherwise applicable interest rate on the Notes to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest, if any (without regard to any applicable grace period), at the same rate to the extent lawful.

Section 4.02 Maintenance of Office or Agency.

The Company will maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee; provided, however that the Trustee shall not be deemed an agent of the Company for purposes of service of legal process.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03 hereof.

Section 4.03 Reports.

(a) Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company will furnish to the Holders of Notes, within the time periods specified in the SEC’s rules and regulations (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act):

(1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Company were required to file such reports, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by the Company’s certified independent accountants; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. In addition, the Company will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act) applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on its website within those time periods.

(b) For purposes of this Section 4.03, reports filed by the Company with the SEC via the EDGAR system or any successor system will be deemed to be furnished to the Holders as of the time such reports are filed with EDGAR or such successor system.

(c) If, at any time, the Company is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in the preceding paragraphs of this Section 4.03 with the SEC within the time periods specified above unless the SEC will not accept such a filing. The Company will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the Company’s filings for any reason, the Company will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if the Company were required to file those reports with the SEC.

(d) If any direct or indirect parent company of the Company becomes a Guarantor, the Company may satisfy its obligations in this Section 4.03 with respect to financial information relating to the Company by furnishing financial information relating to such other parent Guarantor; provided that if and so long as such parent Guarantor shall have Independent Assets or Operations (as defined below), the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent Guarantor, on the one hand, and the information relating to the Company and its Subsidiaries on a standalone basis, on the other hand. “Independent Assets or Operations” means, with respect to any such parent Guarantor, that such parent Guarantor’s total assets or revenues (without giving effect to any assets or revenues of such parent Guarantor’s Subsidiaries), determined in accordance with GAAP and as shown on the most recent financial statements of such parent Guarantor, is more than 5.0% of such parent Guarantor’s corresponding consolidated amount.

(e) In addition, the Company and the Guarantors agree that, for so long as any Notes remain outstanding, if at any time they are not required to file with the SEC the reports required by this Section 4.03, they will furnish to the Holders of Notes and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(f) The Trustee shall have no responsibility whatsoever to monitor whether any filing or posting contemplated by this Section 4.03 has occurred. The Trustee shall have no duty to review or analyze reports delivered to it. Delivery of any reports, information or documents pursuant to this Section 4.03 is for informational purposes only and the Trustee’s receipt of such shall not constitute actual or constructive notice or knowledge of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

Section 4.04 Compliance Certificate.

(a) The Company shall deliver to the Trustee, within 120 days after the end of each fiscal year, an Officer’s Certificate, signed by the principal executive, financial, or accounting officer of the Company, stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Company has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of, premium on, if any, or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto.

(b) So long as any of the Notes are outstanding, the Company will deliver to the Trustee, within 30 days of any Officer becoming aware of any Default or Event of Default that is continuing, an Officer’s Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

Section 4.05 Taxes.

The Company will pay, and will cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

Section 4.06 Stay, Extension and Usury Laws.

The Company and each of the Guarantors covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07 Sale and Lease Back Transactions

(a) The Company will not, and will not permit any of its Subsidiaries to, engage in the sale or transfer by the Company or any Subsidiary of any property to a Person (other than the Company or a Subsidiary) and the taking back by the Company or such Subsidiary, as the case may be, of a lease of such property (a “Sale and Lease Back Transaction”) unless:

(1) the Company or such Subsidiary could incur Indebtedness secured by a Lien on the property to be leased without equally and ratably securing the Notes;

(2) the property leased pursuant to such arrangement is sold for a price at least equal to such property’s fair value (as determined by the Company in good faith); or

(3) within 365 days of the effective date of any such Sale and Lease Back Transaction, the Company applies the Net Proceeds of the sale of the leased property (i) to prepay, redeem or purchase the Notes, (ii) to the prepayment or retirement of Indebtedness of the Company and its Subsidiaries (which may include the Notes) and/or (iii) to the acquisition, construction or improvement of any property or assets; or

(4) the aggregate Attributable Indebtedness in respect of all such Sale and Lease Back Transactions incurred under this clause (4) in the aggregate since the date of this Indenture does not (and would not) exceed $125.0 million.

Section 4.08 Liens.

The Company will not, and will not permit any of its Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) securing Indebtedness upon any of their property or assets, now owned or hereafter acquired, unless (1) in the case of any Lien securing pari passu Indebtedness, the Notes are secured by a Lien that is senior in priority to or pari passu with such Lien and (2) in the case of any Lien securing subordinated Indebtedness, the Notes are secured by a Lien that is senior in priority to such Lien.

Any Lien created for the benefit of the Holders of the Notes pursuant to the preceding paragraph will provide by its terms that any such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Lien on such other Indebtedness, without any further action required of the Company, any Subsidiary or the Trustee.

The expansion of Liens by virtue of accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness, amortization of original issue discount and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness will not be deemed to be an incurrence of Liens for purposes of this Section 4.08.

For purposes of determining compliance with this Section 4.08, (i) a Lien need not be incurred solely by reference to one category of Permitted Liens but may be incurred under any combination of such categories (including in part under one such category and in part under any other such category) and (ii) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens, the Company shall, in its sole discretion, classify or may subsequently reclassify at any time such Lien (or any portion thereof) in any manner that complies with this Section 4.08 (and the definition of Permitted Liens).

In the event any Lien is created, incurred or assumed in reliance upon compliance with the Consolidated Net Secured Leverage Ratio described in clause (30) of the definition of Permitted Liens, concurrently with the creation, incurrence or assumption of any other Permitted Lien set forth in clauses (1) through (29) of the definition of Permitted Liens, then solely for the purposes of calculating the Consolidated Net Secured Leverage Ratio at such time (but, for the avoidance of doubt, not in any subsequent calculation of the Consolidated Net Secured Leverage Ratio at a subsequent time), the Consolidated Net Secured Leverage Ratio will be calculated without regard to the creation, incurrence or assumption of any such other Permitted Lien.

Section 4.09 Corporate Existence.

Subject to Article 5 hereof, the Company covenants and agrees for the benefit of the Holders that it shall do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence and rights and franchises; provided, however, that the foregoing shall not obligate the Company to preserve any such right or franchise if the Company shall determine that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to any Holder.

Section 4.10 Offer to Repurchase Upon Change of Control.

(a) If a Change of Control occurs and is accompanied by a Ratings Event (together, a “Change of Control Triggering Event”), each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes pursuant to an offer by the Company (a “Change of Control Offer”) on the terms set forth in this Indenture. In any Change of Control Offer, the Company will offer a payment in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to, but not including, the date of purchase (the “Change of Control Payment”), subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.

Within thirty days following the occurrence of any Change of Control Triggering Event, or, at the Company’s option, prior to any Change of Control but after the public announcement of the pending Change of Control, the Company will deliver electronically in pdf format or mail a notice to each Holder with a copy to the Trustee or otherwise in accordance with the procedures of the Depositary describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase Notes on the date specified in the notice, which date will be no earlier than 10 days and no later than 60 days from the date such notice is mailed or otherwise delivered (a “Change of Control Payment Date”), pursuant to the procedures required by this Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.10, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.10 by virtue of such compliance.

The notice, if sent prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date. A Change of Control Offer may be made in advance of a Change of Control Triggering Event, conditioned upon the consummation of such Change of Control Triggering Event, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

(b) On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased by the Company.

The Paying Agent will promptly send to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry in accordance with the Applicable Procedures) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(c) The Company will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if:

(1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.10 and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer; provided, however, in the event that such third party terminates, or defaults under, its offer, the Company will be required to make a Change of Control Offer treating the date of such termination or default as though it were the date of the Change of Control Triggering Event; or

(2) notice of redemption has been given pursuant to this Indenture as described above under Section 3.07, unless and until there is a default in payment of the applicable redemption price.

(d) At any time, the Company or a third party will have the right to redeem the Notes at a purchase price equal in cash to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to, but excluding, the date of purchase, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date falling on or prior to the date of purchase, following the consummation of a Change of Control if at least 90% of the notes outstanding prior to such consummation are purchased pursuant to a Change of Control Offer with respect to such Change of Control.

Section 4.11 Additional Note Guarantees.

(a) If the Company or any of its Subsidiaries acquires or creates another Domestic Subsidiary that is a Wholly-Owned Subsidiary or a Domestic Subsidiary of the Company that was not a Wholly-Owned Subsidiary becomes a Wholly-Owned Subsidiary of the Company, in each case after the date of this Indenture, and that Domestic Subsidiary guarantees or otherwise becomes an obligor with respect to any Indebtedness of the Company or any of its Subsidiaries under (i) the Credit Agreement; (ii) any other syndicated Credit Facility or (iii) any other capital markets debt securities, then such Domestic Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an Officer’s Certificate to the Trustee within 45 Business Days of the date such Domestic Subsidiary guarantees or otherwise becomes an obligor with respect to any Indebtedness of the Company or any of its Subsidiaries under (i) the Credit Agreement; (ii) any other syndicated Credit Facility or (iii) any other capital markets debt securities; provided that any such Domestic Subsidiary that constitutes an Excluded Subsidiary, need not become a Guarantor until such time as it ceases to be an Excluded Subsidiary. Each Note Guarantee of a Domestic Subsidiary that is a Wholly-Owned Subsidiary will provide by its terms that it will be automatically released under the circumstances described in Article 10. The form of such supplemental indenture is attached as Exhibit E hereto.

(b) The Company may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor, in which case such Subsidiary shall not be required to comply with the 45 Business Day period described in Section 4.11(a).

Section 4.12 Effectiveness of Certain Covenants.

(a) Following the first day (i) the Notes have achieved Investment Grade Status; and (ii) no Default or Event of Default has occurred and is continuing, then, beginning on that day and continuing until the Reversion Date, the Company and its Subsidiaries will not be subject to the provisions of Section 4.11 and Section 5.01(a)(3) (collectively, the “Suspended Covenants”).

(b) If at any time the Notes cease to have such Investment Grade Status, then the Suspended Covenants will thereafter be reinstated as if such covenants had never been suspended (the “Reversion Date”) and be applicable pursuant to the terms of this Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of this Indenture), unless and until the Notes of such series subsequently attain Investment Grade Status and no Default or Event of Default is in existence (in which event the Suspended Covenants shall no longer be in effect for such time that the Notes maintain an Investment Grade Status); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist under this Indenture, the Notes or any Note Guarantees with respect to the Suspended Covenants based on, and none of the Company or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period, or any actions taken at any time pursuant to any contractual obligation arising prior to the Reversion Date, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. The period of time between the date of suspension of the covenants and the Reversion Date is referred to as the “Suspension Period.” All such further obligation to grant Guarantees shall be reinstated upon the Reversion Date. No default or Event of Default will be deemed to have occurred on the Reversion Date as a result of any actions taken by the Company or its Subsidiaries during the Suspension Period. On and after each Reversion Date, the Company and its Subsidiaries will be permitted to consummate the transactions contemplated by any contract entered into during the Suspension Period, so long as such contract and such consummation would have been permitted during such Suspension Period.

(c) The Company shall send written notice to the Trustee upon the commencement of any Suspension Period and/or the occurrence of any Reversion Date; provided that the failure to so notify the Trustee shall not be a default under this Indenture. The Trustee shall have no duty to monitor the ratings of the Notes, shall not be deemed to have any knowledge of the ratings of the Notes and shall have no duty to notify Holders if the Notes of any series achieve Investment Grade Status or of the occurrence of a Reversion Date.

ARTICLE 5

SUCCESSORS

Section 5.01 Merger, Consolidation or Sale of Assets.

(a) The Company will not, directly or indirectly: (i) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation), or (ii) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) either:

(A) the Company is the surviving corporation; or

(B) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made (the “Successor Company”) is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia; and, if such entity is not a corporation, a co-obligor of the Notes is a corporation organized or existing under any such laws;

(2) the Successor Company (if other than the Company) assumes all the obligations of the Company under the Notes and this Indenture pursuant to a supplemental indenture substantially in the form attached hereto as Exhibit E, or, in each case, pursuant to other documents or instruments in form reasonably satisfactory to the Trustee; and

(3) immediately after such transaction, no Default or Event of Default exists; and

(4) the Company or such Successor Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that such transaction is authorized or permitted by this Indenture, that all covenants and conditions precedent thereto set forth in this Indenture have been complied with and that such supplemental indenture (or other instruments or documents), if any, is the legal, valid and binding obligation of the Successor Company, enforceable against it in accordance with its terms; provided that in giving an Opinion of Counsel, counsel may rely on an Officer’s Certificate as to any matters of fact.

(b) The Successor Company will succeed to, and be substituted for, the Company under this Indenture and the Notes and the Company will automatically be released and discharged from its obligations under this Indenture and the Notes, but in the case of a lease of all or substantially all of the properties and assets of the Company and its Subsidiaries taken as a whole, the Company will not be released from the obligation to pay the principal of and interest on the Notes.

(c) Notwithstanding clause (3) of Section 5.01(a),

(1) the Company or any Subsidiary may consolidate or amalgamate with or merge with or into or transfer all or part of its properties and assets to the Company or another Subsidiary, and

(2) the Company may merge with or into an Affiliate solely for the purpose of reincorporating the Company in another jurisdiction.

Section 5.02 Successor Corporation Substituted.

In case of any such consolidation, merger, sale, conveyance, transfer, lease or other disposition set forth in Section 5.01, in which the Company is not the Successor Company and upon the assumption by the Successor Company by supplemental indenture executed and delivered to the Trustee of the due and punctual payment of the principal of and interest on all of the Notes, and the due and punctual performance and observance of all of the covenants and conditions of this Indenture to be performed or satisfied by the Company, such Successor Company shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture, with the same effect as if it had been named herein as the party of this first part, and the Company shall be discharged from its obligations under the Notes and this Indenture, except in the case of any such lease, as provided in Section 5.01(b). Such Successor Company thereupon may cause to be signed, and may issue either in its own name or in the name of the Company any or all of the Notes, issuable hereunder that theretofore shall not have been signed by the Company and delivered to the Trustee; and, upon the order of such Successor Company instead of the Company and subject to all the terms, conditions and limitations in this Indenture prescribed, the Trustee shall authenticate and shall deliver, or cause to be authenticated and delivered, any Notes that previously shall have been signed and delivered by the officers of the Company to the Trustee for authentication, and any Notes that such Successor Company thereafter shall cause to be signed and delivered to the Trustee for that purpose. All the Notes so issued shall in all respects have the same legal rank and benefit under this Indenture as the Notes theretofore or thereafter issued in accordance with the terms of this Indenture as though all of such Notes had been issued at the date of the execution hereof. In the event of any such consolidation, merger, sale, conveyance, transfer or other disposition upon compliance with this Article 5 the person named as the “Company” in the first paragraph of this Indenture or any successor that shall thereafter have become such in the manner prescribed in this Article 5 may be dissolved, wound up and liquidated at any time thereafter and such person shall be discharged from its liabilities as obligor and maker of the Notes and from its obligations under this Indenture with respect to the Notes.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01 Events of Default.

Each of the following is an “Event of Default”:

(1) default for 30 days in the payment when due of interest on the Notes;

(2) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes;

(3) failure by the Company or any of its Subsidiaries to comply with the provisions of Article 5 for 30 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding;

(4) failure by the Company or any of its Subsidiaries for 60 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding to comply with any of the other agreements in this Indenture;

(5) default with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which may be secured or evidenced any Indebtedness for money borrowed in excess of the greater of (x) $100.0 million and (y) 22.0% of LTM Adjusted EBITDA in the aggregate by the Company, any Guarantor or any Significant Subsidiary, whether such Indebtedness or Guarantee now exists, or is created after the date of this Indenture, if that default:

(A) constitutes a failure to pay the principal or interest of any such Indebtedness or Guarantee when due and payable at its Stated Maturity, upon required repurchase, upon declaration or otherwise; or

(B) results in such Indebtedness becoming or being declared due and payable;

(6) failure by the Company, any Guarantor or any Significant Subsidiary to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of the greater of (x) $100.0 million and (y) 22.0% of LTM Adjusted EBITDA, which judgments are not paid, discharged or stayed, for a period of 60 days;

(7) except as permitted by this Indenture, any Note Guarantee of any Guarantor that is a Significant Subsidiary, or any group of Guarantors that, taken together, would constitute a Significant Subsidiary, is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor that is a Significant Subsidiary, or any group of Guarantors that, taken together, would constitute a Significant Subsidiary, or any Person acting on behalf of any such Guarantor or group of Guarantors, denies or disaffirms its obligations under its Note Guarantee;

(8) the Company or any of its Guarantors that is a Significant Subsidiary or any group of Guarantors that, taken together, would constitute a Significant Subsidiary:

(A) commences a voluntary case,

(B) consents to the entry of an order for relief against it in an involuntary case,

(C) consents to the appointment of a custodian of it or for all or substantially all of its property,

(D) makes a general assignment for the benefit of its creditors, or

(E) generally is not paying its debts as they become due;

in each case, pursuant to or within the meaning of Bankruptcy Law; or

(9) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Company or any Guarantor that is a Significant Subsidiary or any group of Guarantors that, taken together, would constitute a Significant Subsidiary in an involuntary case;

(B) appoints a custodian of the Company or any of its Guarantors that is a Significant Subsidiary or any group of Guarantors that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Company or any Guarantor that is a Significant Subsidiary or any group of Guarantors of the Company that, taken together, would constitute a Significant Subsidiary; or

(C) orders the liquidation of the Company or any of its Guarantors that is a Significant Subsidiary or any group of Guarantors that, taken together, would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days.

Section 6.02 Acceleration.

In the case of an Event of Default specified in clause (8) or (9) of Section 6.01 hereof, with respect to the Company, any Guarantor that is a Significant Subsidiary or any group of Guarantors that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee by written notice to the Company, specifying the Event of Default or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes by notice to the Company and the Trustee may, and the Trustee at the request of such Holders shall, declare all the Notes to be due and payable immediately. Upon any such declaration, the Notes shall become due and payable immediately.

The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of all of the Holders of all the Notes, rescind an acceleration and its consequences hereunder, if the rescission would not conflict with any judgment or decree of a court of competent jurisdiction, except a continuing Default or Event of Default in the payment of principal of, premium on, if any, or interest, if any, on the Notes.

Section 6.03 Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of, premium on, if any, or interest, if any, on, the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04 Waiver of Past Defaults.

The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of principal of, premium on, if any, or interest, if any, on, the Notes (including in connection with an offer to purchase); provided, however, that, subject to Section 6.02 hereof, the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture with respect to the Notes; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

In the event of any Event of Default specified in Section 6.01(5), such Event of Default and all consequences thereof (excluding any resulting payment default under clause (1) or (2) in the first paragraph under Section 6.01, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 30 days after such Event of Default arose:

(1) the Indebtedness or Guarantee that is the basis for such Event of Default has been discharged;

(2) Holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3) the default that is the basis for such Event of Default has been cured.

Section 6.05 Control by Majority.

Holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or of exercising any trust or power conferred on it. The Trustee, however, may refuse to follow any direction that conflicts with law or this Indenture that the Trustee determines is unduly prejudicial to the rights of any other Holders (it being understood that the Trustee does not have the affirmative duty to ascertain whether or not any such directions are unduly prejudicial to such Holders) of a Note or that could result in personal liability for the Trustee.

Section 6.06 Limitation on Suits.

The Trustee will be under no obligation to exercise any of the rights or powers under this Indenture at the request or direction of any Holders of Notes unless such Holders have offered to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest, if any, when due, no Holder of a Note may pursue any remedy with respect to this Indenture or the Notes unless:

(1) such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2) Holders of at least 25% in aggregate principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(3) such Holder or Holders offer and, if requested, provide to the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

(4) the Trustee does not comply with such request within 60 days after receipt of the request and the offer of security or indemnity; and

(5) during such 60-day period, Holders of a majority in aggregate principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with such request.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

Section 6.07 Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal of, premium on, if any, or interest, if any, on the Note, on or after the respective due dates expressed in the Note (including, if applicable, in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08 Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(1) or (2) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, premium on, if any, and interest, if any, remaining unpaid on, the Notes and interest on overdue principal and, to the extent lawful, overdue interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09 Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10 Priorities.

If the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:

First: to the Trustee, its agents and attorneys for amounts due under Section 7.06 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second: to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, if any, respectively; and

Third: to the Company or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

Section 6.11 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

ARTICLE 7

TRUSTEE

Section 7.01 Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(1) the duties of the Trustee will be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee will examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1) this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(2) the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(3) the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), and (c) of this Section 7.01.

(e) No provision of this Indenture will require the Trustee to expend or risk its own funds or incur any liability. The Trustee will be under no obligation to exercise any of its rights or powers under this Indenture at the request of any Holders, unless such Holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

(f) The Trustee will not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02 Rights of Trustee.

(a) The Trustee may conclusively rely upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both, subject to the other provisions of this Indenture. The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel of its choosing and the advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any agent appointed with due care.

(d) The Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company will be sufficient if signed by an Officer of the Company.

(f) The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request of any Holder of Notes, unless such Holder has offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense.

(g) In no event shall the Trustee be responsible or liable for special, indirect, incidental, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(h) The Trustee shall not be deemed to have notice of any default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes generally or the Notes of a particular series and this Indenture and states that it is a notice of default or Event of Default.

(i) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(j) Permissive rights of the Trustee to do things enumerated in this Indenture shall not be construed as duties.

(k) The rights, protections, immunities and indemnities afforded to the Trustee under this Indenture shall also be afforded to each Agent hereunder; provided in and during an Event of Default, only the Trustee, and not any Agent, shall be subject to the prudent person standard.

Section 7.03 Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest within the meaning of Section 310(b) of the Trust Indenture Act of 1939, as amended, and the rules and regulations promulgated thereunder (the “Trust Indenture Act”), it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee (if this Indenture has been qualified under the Trust Indenture Act) or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Section 7.09 hereof.

Section 7.04 Trustee’s Disclaimer.

The Trustee will not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05 Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is actually known to the Trustee, the Trustee will mail to Holders of Notes a notice of the Default or Event of Default within 90 days after it occurs or after the Trustee obtains actual knowledge. Except in the case of a Default or Event of Default in payment of principal of, premium on, if any, or interest, if any, on, any Note, the Trustee may withhold the notice if and so long as it in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

Section 7.06 Compensation and Indemnity.

(a) The Company will pay to the Trustee from time to time such compensation as may be agreed upon in writing by the Company and the Trustee for its acceptance of this Indenture and services hereunder. The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust. The Company will reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses will include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

(b) The Company and the Guarantors will, jointly and severally, indemnify and hold the Trustee harmless against any and all losses, liabilities, actions, suits, proceedings at law or in equity, and any other fees, charges or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses (including, without limitation, attorneys’ fees) of enforcing this Indenture against the Company and the Guarantors (including this Section 7.06) and defending itself against any claim (whether asserted by the Company, the Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability, action, suit, proceeding at law or in equity, or other fee, charge or expense may be attributable to its negligence or willful misconduct. The Trustee will notify the Company promptly of any third party claim for which it may seek indemnity. Failure by the Trustee to so notify the Company will not relieve the Company or any of the Guarantors of their obligations hereunder. The Company or such Guarantor will defend the claim and the Trustee will cooperate in the defense. The Trustee may have separate counsel and the Company will pay the reasonable fees and expenses of such counsel. Neither the Company nor any Guarantor need pay for any settlement made without its consent, which consent will not be unreasonably withheld.

(c) The obligations of the Company and the Guarantors under this Section 7.06 will survive the satisfaction and discharge of this Indenture, the repayment of the Notes and the earlier resignation or removal of the Trustee.

(d) To secure the Company’s and the Guarantors’ payment obligations in this Section 7.06, the Trustee will have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal of, premium on, if any, or interest, if any, on, particular Notes. Such Lien will survive the satisfaction and discharge of this Indenture.

(e) When the Trustee incurs expenses or renders services after an Event of Default specified in clause (8) or (9) of Section 6.01 hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section 7.07 Replacement of Trustee.

(a) A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.07.

(b) The Trustee may resign in writing at any time by giving 30 days’ prior written notice of such resignation to the Company and be discharged from the trust hereby created by so notifying the Company. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing at least 30 days prior to the requested date of removal. The Company may remove the Trustee if:

(1) the Trustee fails to comply with Section 7.09 hereof;

(2) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3) a custodian or public officer takes charge of the Trustee or its property; or

(4) the Trustee becomes incapable of acting.

(c) If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company will promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

(d) If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company, or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition, at the expense of the Company, any court of competent jurisdiction for the appointment of a successor Trustee.

(e) If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.09 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f) A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will mail a notice of its succession to Holders. The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.06 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.07, the Company’s obligations under Section 7.06 hereof will continue for the benefit of the retiring Trustee.

Section 7.08 Successor Trustee by Merger, etc.

If the Trustee sells, consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation or national banking association, the successor corporation or national banking association, without any further act will be the successor Trustee.

Section 7.09 Eligibility; Disqualification.

There will at all times be a Trustee hereunder that is a corporation or national banking association organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100.0 million as set forth in its most recent published annual report of condition.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01 Legal Defeasance and Covenant Defeasance.

The Company may at any time, at its option, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02 Legal Defeasance and Discharge.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to this Indenture and all outstanding Notes (including the Note Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Note Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all their other obligations under such Notes, the Note Guarantees and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium on, if any, or interest, if any, on such Notes when such payments are due from the trust referred to in Section 8.04 hereof;

(2) the Company’s obligations with respect to such Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties, indemnities and immunities of the Trustee hereunder, and the Company’s and the Guarantors’ obligations in connection therewith; and

(4) this Article 8.

Following the Company’s exercise of its Legal Defeasance option, payment of the Notes may not be accelerated because of an Event of Default.

Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03 Covenant Defeasance.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from each of their obligations under the covenants contained in Sections 4.02, 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.10 and 4.11 hereof, in each case with respect to the outstanding Notes, and the Guarantors will be deemed to have been discharged from their obligations with respect to all Note Guarantees on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to this Indenture, the outstanding Notes and Note Guarantees, the Company and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and Note Guarantees will be unaffected thereby. In addition, upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01 (3), (5), (6) and (7) hereof will not constitute Events of Default.

Section 8.04 Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance under Section 8.02 hereof or Covenant Defeasance under Section 8.03 hereof:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, premium on, if any, and interest, if any, on, the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of an election under Section 8.02 hereof, the Company must deliver to the Trustee an Opinion of Counsel confirming that:

(A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

(B) since the date of this Indenture, there has been a change in the applicable U.S. federal income tax law (or official interpretation thereof),

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders and beneficial owners of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of an election under Section 8.03 hereof, the Company must deliver to the Trustee an Opinion of Counsel confirming that the Holders and beneficial owners of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness), and the granting of Liens to secure such borrowings);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which the Company or any of the Guarantors is a party or by which the Company or any of the Guarantors is bound (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness) and the granting of Liens to secure such borrowings);

(6) the Company must deliver to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others; and

(7) the Company must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.05 Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Company will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article 8 to the contrary, the Trustee will deliver or pay to the Company from time to time upon the request of the Company any money or non-callable Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06 Repayment to Company.

Subject to the requirements of applicable law, any monies deposited with or paid to the Trustee for payment of the principal of or interest, if any, on the Notes and not applied but remaining unclaimed by the Holders of the Notes for two years after the date upon which the principal of or interest, if any, on such Notes, as the case may be, shall have become due and payable, shall be repaid to the Company by the Trustee on demand, and all liability of the Trustee shall thereupon cease with respect to such monies; and the Holder of any of the Notes shall thereafter look only to the Company for any payment or delivery that such Holder of the Notes may be entitled to collect unless an applicable abandoned property law designates another person.

Section 8.07 Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. dollars or non-callable Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and the Guarantors’ obligations under this Indenture and the Notes and the Note Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium on, if any, or interest, if any, on, any Note following the reinstatement of its obligations, the Company will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01 Without Consent of Holders of Notes.

Notwithstanding Section 9.02 of this Indenture, the Company, the Guarantors and the Trustee may amend or supplement this Indenture, the Notes or the Note Guarantees without notice to or the consent of any Holder of the Notes to:

(a) to cure any ambiguity, defect or inconsistency;

(b) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(c) to provide for the assumption of the Company’s obligations to the Holders of the Notes by a successor to the Company pursuant to Article 5 hereof;

(d) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights hereunder of any Holder;

(e) to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the Trust Indenture Act;

(f) to conform this Indenture, the Notes and the Note Guarantees and the form or terms of the Notes to the “Description of Notes” section as set forth in the Offering Memorandum to the extent that such description was intended to be a verbatim recitation of a provision in this Indenture, the Notes or the Note Guarantees, which intent will be evidenced by an Officer’s Certificate provided to the Trustee to that effect;

(g) to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture as of the date of this Indenture;

(h) to release a Guarantor from its Note Guarantee pursuant to the terms of this Indenture when permitted or required pursuant to the terms of this Indenture;

(i) to secure the Notes and the related Note Guarantees or add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Company or any Guarantor;

(j) to add additional Note Guarantees;

(k) to evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee pursuant to the requirements hereof; or

(l) to make any amendment to the provisions of this Indenture relating to the transfer or legending of the Notes; provided, however, that (i) compliance with this Indenture as so amended would not result in notes being transferred in violation of the Securities Act, or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes.

The consent of the Holders is not necessary to approve the particular form of any proposed amendment. It shall be sufficient if such consent approves the substance of the proposed amendment.

Section 9.02 With Consent of Holders of Notes.

Except as provided in this Section 9.02, this Indenture, the Notes or the Note Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium on, if any, or interest, if any, on, the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture or the Notes or the Note Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). Without the consent of each Holder affected thereby, no amendment, supplement or waiver, including a waiver in relation to a past Event of Default, may:

(a) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(b) reduce the principal of or change the fixed maturity of any Note or alter or waive any of the provisions with respect to the redemption of the Notes (for the avoidance of doubt, the provisions with respect to the redemption of the Notes referred to in this clause (b) do not include the offers to purchase Notes described in Section 4.10);

(c) reduce the rate of or change the time for payment of interest on any Note;

(d) waive a Default or Event of Default in the payment of principal of, premium on, if any, or interest, if any, on, the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(e) make any Note payable in money other than that stated in the Notes;

(f) make any change in the provisions of this Indenture relating to waivers of past Defaults or amend the contractual right expressly set forth in this Indenture or the Notes of Holders to receive payments of principal of, premium on, if any, or interest on, if any, the Notes on or after the due dates therefor or to institute suit to enforce such payment;

(g) waive a redemption payment with respect to any Note (other than a payment required by Section 4.10 hereof);

(h) release any Guarantor that is a Significant Subsidiary (or any group of Guarantors that, taken together, as of the latest audited consolidated financial statements for the Company would constitute a Significant Subsidiary) from any of its obligations under its Note Guarantee or this Indenture, except in accordance with the terms of this Indenture; or

(i) make any change in the preceding amendment and waiver provisions.

The consent of the Holders is not necessary under this Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Section 9.03 Revocation and Effect of Consents.

(a) Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

(b) The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver.

Section 9.04 Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.05 Trustee to Sign Amendments, etc.

The Trustee will sign any amended or supplemental indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities, indemnities or immunities of the Trustee. In executing any amended or supplemental indenture, the Trustee will be entitled to receive and (subject to Section 7.01 hereof) will be fully protected in relying upon, in addition to the documents required by Section 12.02 hereof, an Officer’s Certificate and (other than in the case of (x) the authentication of the Notes to be issued on the Issue Date or (y) an amendment or supplement for the purpose of adding a Guarantor under this Indenture in accordance with Section 9.01(j)) an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and that this Indenture, as amended or supplemented, constitutes the Company’s or the applicable Guarantor’s legal, valid and binding obligation, enforceable against such party in accordance with its terms.

Section 9.06 Notice of Amendment or Supplement

After an amendment or supplement under this Article 9 becomes effective, the Company shall deliver to the Holders affected thereby a notice briefly describing such amendment or supplement. However, the failure to give such notice, or any defect in the notice, shall not impair or affect the validity of the amendment or supplement.

ARTICLE 10

NOTE GUARANTEES

Section 10.01 Guarantee.

(a) Subject to this Article 10, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company hereunder or thereunder, that:

(1) the principal of, premium on, if any, and interest, if any, on, the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, premium on, if any, and interest, if any, on, the Notes, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(2) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b) The Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that this Note Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

(c) If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(d) Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of such Guarantor’s Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of such Guarantor’s Note Guarantee. The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.

Section 10.02 Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance. Each Guarantor that makes a payment under its Note Guarantee will be entitled upon payment in full of all Obligations guaranteed under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment, determined in accordance with GAAP.

Section 10.03 Execution and Delivery of Note Guarantee.

To evidence its Note Guarantee set forth in Section 10.01 hereof, each Guarantor hereby agrees that this Indenture will be executed on behalf of such Guarantor by one of its Officers.

Each Guarantor hereby agrees that its Note Guarantee set forth in Section 10.01 hereof will remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Notes, the Note Guarantee will be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, will constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

In the event that the Company or any of its Subsidiaries creates or acquires any Domestic Subsidiary after the date of this Indenture, if required by Section 4.11 hereof, the Company will cause such Domestic Subsidiary to comply with the provisions of Section 4.11 hereof and this Article 10, to the extent applicable.

Section 10.04 Guarantors May Consolidate, etc., on Certain Terms.

No Guarantor may sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than the Company or another Guarantor, unless, immediately after giving effect to such transaction, no Default or Event of Default exists. Except as set forth in Articles 4 and 5 hereof, any Guarantor may (i) merge into or transfer all or part of its properties and assets to another Guarantor or the Company, (ii) merge with an Affiliate of the Company solely for the purpose of reincorporating or reorganizing the Guarantor in the United States, any state thereof, the District of Columbia or any territory thereof so long as the amount of Indebtedness of the Company and its Subsidiaries is not increased thereby or (iii) convert into a Person organized or existing under the laws of a jurisdiction in the United States.

Section 10.05 Releases.

(a) The Note Guarantee of a Guarantor will be automatically and unconditionally released and discharged:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor, by way of merger, consolidation or otherwise, to a Person that is not (either before or after giving effect to such transaction) the Company or a Subsidiary of the Company;

(2) in connection with any sale or other disposition of Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Subsidiary of the Company, if the Guarantor ceases to be a Subsidiary of the Company as a result of the sale or other disposition;

(3) with respect to any Guarantor that, as of the date of this Indenture, is a guarantor or other obligor with respect to any Indebtedness under the Credit Agreement, such Guarantor being (or being substantially concurrently) released or discharged from its Guarantee of such Indebtedness under the Credit Agreement, except a release as a result of payment under such Guarantee (it being understood that a release subject to a contingent reinstatement is still considered a release); provided, however, that if, at any time following such release, that Guarantor subsequently guarantees or otherwise becomes an obligor with respect to any Indebtedness under (i) the Credit Agreement; (ii) any other syndicated Credit Facility; or (iii) any other capital markets debt securities, then that Guarantor will be required to provide a Note Guarantee in accordance with Section 4.11 hereof;

(4) in the case of a Note Guarantee made by a Guarantor as a result of its guarantee of other Indebtedness of the Company or a Guarantor pursuant to Section 4.11, such Guarantor being (or being substantially concurrently) released or discharged from its Guarantee of such other Indebtedness, except a release as a result of payment under such Guarantee (it being understood that a release subject to a contingent reinstatement is still considered a release);

(5) with respect to any Guarantor that, as of the date of this Indenture, is not a guarantor or other obligor with respect to any Indebtedness under the Credit Agreement, in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor, by way of merger, consolidation or otherwise, in accordance with this Indenture, to any Subsidiary that is not a Guarantor;

(6) upon such Guarantor becoming an Excluded Subsidiary; provided that such Guarantor is (or is substantially concurrently) released or discharged from its Guarantee of, or obligations with respect to, such other Indebtedness;

(7) upon legal defeasance, covenant defeasance or satisfaction and discharge of this Indenture as provided in Article 8 and Article 11; or

(8) upon the achievement of Investment Grade Status by the Notes; provided that such Note Guarantee shall be reinstated upon the Reversion Date to the extent required pursuant to Section 4.11.

(b) Any release and discharge pursuant to Section 10.05(a) shall occur automatically upon the consummation of any such transaction without any further action required of the Company, the applicable Guarantor or the Trustee.

(c) Upon delivery to the Trustee of an Officer’s Certificate and an Opinion of Counsel (which may be subject to certain qualifications) to the effect that such condition obtained or that such sale or other disposition was made by the Company in accordance with the provisions of this Indenture, including without limitation Section 4.11 hereof, the Trustee shall execute any documents reasonably requested by the Company in order to evidence the release of any Guarantor from its obligations under its Guarantee.

ARTICLE 11

SATISFACTION AND DISCHARGE

Section 11.01 Satisfaction and Discharge.

This Indenture will be discharged with respect to the Notes and will cease to be of further effect as to all Notes issued hereunder, when:

(1) either:

(a) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

(b) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year or are to be called for redemption within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal of, premium on, if any, and interest, if any, on the Notes to the date of maturity or redemption;

(2) in respect of subclause (b) of clause (1) of this Section 11.01, no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and any similar deposit relating to other Indebtedness and, in each case, the granting of Liens to secure such borrowings) and the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound (other than with respect to the borrowing of funds to be applied concurrently to make the deposit required to effect such satisfaction and discharge and any similar concurrent deposit relating to other Indebtedness, and in each case the granting of Liens to secure such borrowings);

(3) the Company or any Guarantor has paid or caused to be paid all sums payable by it under this Indenture with respect to the Notes; and

(4) the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.

In addition, the Company must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to subclause (b) of clause (1) of this Section 11.01, the provisions of Sections 11.02 and 8.06 hereof will survive. In addition, nothing in this Section 11.01 will be deemed to discharge those provisions of Section 7.06 hereof, that, by their terms, survive the satisfaction and discharge of this Indenture.

Section 11.02 Application of Trust Money.

Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 11.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal, premium, if any, and interest, if any, for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 11.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01 hereof; provided that if the Company has made any payment of principal of, premium on, if any, or interest, if any, on, any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE 12

MISCELLANEOUS

Section 12.01 Notices.

(a) Any notice or communication by the Company, any Guarantor or the Trustee to the others is duly given if in writing and delivered in Person, sent electronically in pdf format, or by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Company and/or any Guarantor:

Dorman Products, Inc.

3400 East Walnut Street

Colmar, Pennsylvania 18915

Telephone: (215) 997-1800

Attention: Secretary

Email: legal@dormanproducts.com

With a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Telephone: (212) 455-2000

Attention: Richard Fenyes

Email: rfenyes@stblaw.com

If to the Trustee:

U.S. Bank Trust Company, National Association

U.S. Bank Global Corporate Trust

333 Thornall St

Edison, NJ 08837

Attention: Christina Bruno

The Company, any Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

(b) All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five calendar days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile or electronic transmission; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

(c) Any notice or communication to a Holder will be mailed by first class mail, certified or registered, return receipt requested, by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar or sent electronically in accordance with DTC procedure. Failure to mail a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.

(d) If a notice or communication is sent in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

(e) If the Company mails a notice or communication to Holders, it will mail a copy to the Trustee and each Agent at the same time.

(f) Notwithstanding any other provision herein, where this Indenture provides for notice of any event to any Holder of an interest in a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary for such Note (or its designee), according to the applicable procedures of such Depositary, if any, prescribed for the giving of such notice.

(g) Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

(h) [reserved].

(i) The Trustee agrees to accept and act upon notice, instructions or directions pursuant to this Indenture sent by unsecured facsimile or electronic transmission; provided, however, that (1) the party providing such written notice, instructions or directions, subsequent to such transmission of written instructions, shall provide the originally executed instructions or directions to the Trustee in a timely manner, and (2) such originally executed notice, instructions or directions shall be signed by an authorized representative of the party providing such notice, instructions or directions. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reasonable reliance upon and compliance with such notice, instructions or directions notwithstanding such notice, instructions or directions conflict or are inconsistent with a subsequent notice, instructions or directions.

Section 12.02 Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee:

(1) an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 12.03 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(2) an Opinion of Counsel (except in relation to the original issuance of the Notes on the Issue Date and except in those cases where this Indenture states that an opinion is not required to be provided) in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 12.03 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 12.03 Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture must include:

(1) a statement that the Person making such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officer’s Certificate as to matters of fact); and

(4) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 12.04 Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 12.05 No Personal Liability of Directors, Officers, Employees, Stockholders, Members or Partners.

No past, present or future director, officer, employee, incorporator, stockholder, member or partner of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, this Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 12.06 Governing Law.

THIS INDENTURE, EACH OF THE NOTES, EACH OF THE NOTE GUARANTEES AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS INDENTURE, EACH OF THE NOTES AND EACH OF THE NOTE GUARANTEES, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 12.07 No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 12.08 Successors.

All agreements of the Company in this Indenture and the Notes will bind its successors. All agreements of the Trustee in this Indenture will bind its successors. All agreements of each Guarantor in this Indenture will bind its successors, except as otherwise provided in Section 10.05 hereof.

Section 12.09 Severability.

In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 12.10 Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy will be an original, but all of them together represent the same agreement.

Section 12.11 Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 12.12 Force Majeure.

In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes, epidemic, pandemic or other recognized emergency or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 12.13 USA Patriot Act.

The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. Patriot Act.

Section 12.14 WAIVER OF JURY TRIAL; VENUE.

EACH OF THE COMPANY, THE HOLDERS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

THE COMPANY AND THE TRUSTEE HEREBY AND THE HOLDERS (BY THEIR ACCEPTANCE OF THE NOTES) THEREBY (I) IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, THE CITY OF NEW YORK (II) WAIVE ANY OBJECTION TO LAYING OF VENUE IN ANY SUCH ACTION OR PROCEEDING IN SUCH COURTS, AND (III) WAIVE ANY OBJECTION THAT SUCH COURTS ARE AN INCONVENIENT FORUM OR DO NOT HAVE JURISDICTION OVER ANY PARTY.

Section 12.15 Facsimile, PDF and Electronic Delivery of Signature Pages.

This Indenture shall be valid, binding, and enforceable against a party when executed and delivered by an authorized individual on behalf of the party by means of (i) an original manual signature; (ii) a faxed, scanned, or photocopied manual signature, or (iii) any other electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including any relevant provisions of the Uniform Commercial Code (“UCC”) (collectively, “Signature Law”), in each case to the extent applicable. Each faxed, scanned, or photocopied manual signature, or other electronic signature, shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. This Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one and the same instrument. For the avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the UCC or other Signature Law due to the character or intended character of the writings.

Section 12.16 Payments Due on Non-Business Days.

In any case where any interest payment date, redemption date or repurchase date or the maturity of the Notes shall not be a Business Day, then (notwithstanding any other provision of this Indenture or of the Notes) payment of principal, premium, if any, or interest on the Notes need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on such interest payment date, redemption date or repurchase date, or at the maturity of the Notes, provided that no interest will accrue for the period from and after such interest payment date, redemption date, repurchase date or maturity, as the case may be.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the day and year first written.

Dorman Products, Inc.

By:	/s/ Charles W. Rayfield
Name: Charles W. Rayfield
Title: Senior Vice President, Chief Financial Officer and Treasurer

RB Distribution, Inc.
Dayton Parts, LLC
R&B Canada, Inc.
DPL Acquisition Corporation
DPL Holding Corporation
Super ATV, LLC, each as a Guarantor

By:	/s/ Charles W. Rayfield
Name: Charles W. Rayfield
Title: Senior Vice President, Chief Financial Officer and Treasurer

U.S. Bank Trust Company, National Association, as Trustee

By:	/s/ Christina Bruno
Name: Christina Bruno
Title: Vice President

[Signature page to Indenture]

EXHIBIT A

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

[Face of Note]

CUSIP [_______]*

ISIN [_______]*

6.250% Senior Notes due 2034

No. [A -___]/[S-___]/[U-___]                                     [Up to ]* $____________*

DORMAN PRODUCTS, INC.

promises to pay to [CEDE & CO]*/ [_______] or registered assigns,

the principal sum [set forth on the Schedule of Exchanges of Interest in the Global Note attached hereto]* of _______________ DOLLARS on June 15, 2034.

Interest Payment Dates: June 15 and December 15

Record Dates: June 1 and December 1

Dated: _______________

[Signature Pages Follow]

*	Include in Global Notes.

DORMAN PRODUCTS, INC.

By:
Name:
Title:

This is one of the Notes referred to

in the within-mentioned Indenture:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

 as Trustee

By:
Authorized Signatory

[Back of Note]

6.250% Senior Notes due 2034

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) INTEREST. Dorman Products, Inc., a Pennsylvania corporation (the “Company”), promises to pay or cause to be paid interest on the principal amount of this Note at 6.250% per annum from ________________, ___ until, but excluding, maturity. The Company will pay interest, if any, semi-annually in arrears on June 15 and December 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that, if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be _____________, _____. The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the otherwise applicable interest rate on the Notes to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest, if any (without regard to any applicable grace period), at the same rate to the extent lawful.

Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. If any interest payment date, the maturity date, any redemption date, or any earlier required repurchase date of the Note falls on a day that is not a Business Day, the required payment will be made on the next succeeding Business Day and no interest on such payment will accrue in respect of the delay.

(2) METHOD OF PAYMENT. The Company will pay interest on the Notes (except defaulted interest), if any, to the Persons who are registered Holders of Notes at 5:00 p.m., New York City time, on the June 1 or December 1 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Company shall pay the principal of and interest on any Global Note in immediately available funds to the Depositary or its nominee, as the case may be, as the registered Holder of such Global Note. The Company, through the Paying Agent, shall make all payments of principal, premium, if any, and interest, if any, with respect to Definitive Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Definitive Notes or, if no such account is specified, by mailing a check to each such Holder’s registered address. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(3) PAYING AGENT AND REGISTRAR. Initially, U.S. Bank Trust Company, National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the Holders of the Notes. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

(4) INDENTURE. The Company issued the Notes under an indenture dated June 16, 2026, between the Company, the Guarantors and the Trustee (the “Indenture”). The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are unsecured obligations of the Company. The Indenture does not limit the aggregate principal amount of Notes that may be issued thereunder.

(5) OPTIONAL REDEMPTION.

(a) At any time prior to June 15, 2029, the Company may on any one or more occasions redeem up to 40% of the aggregate principal amount of Notes issued under the Indenture (including any Additional Notes), upon not less than 10 nor more than 60 days’ notice, at a redemption price equal to 106.250% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to, but not including, the date of redemption (subject to the rights of Holders of Notes on the relevant record date to receive interest on the relevant interest payment date), with the proceeds of an Equity Offering; provided that:

(1) at least 60% of the aggregate principal amount of Notes originally issued under the Indenture (excluding Notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs within 120 days of the date of the closing of such Equity Offering.

(b) At any time prior to June 15, 2029, the Company may on any one or more occasions redeem all or a part of the Notes, upon not less than 10 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but not including, the date of redemption, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.

(c) Except pursuant to the preceding paragraphs, the Notes will not be redeemable at the Company’s option prior to June 15, 2029.

(d) On or after June 15, 2029, the Company may on any one or more occasions redeem all or a part of the Notes, upon not less than 10 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the Notes redeemed, to, but not including, the applicable date of redemption, if redeemed during the twelve-month period beginning on June 15 of the years indicated below, subject to the rights of Holders of Notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2029	103.125%
2030	101.563%
2031 and thereafter	100.000%

Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(6) MANDATORY REDEMPTION; OPEN MARKET PURCHASES. The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes. The Company may at any time and from time to time acquire Notes by tender offer, open market purchases, negotiated transactions or otherwise.

(7) CHANGE OF CONTROL. If a Change of Control occurs and is accompanied by a Ratings Event (together, a “Change of Control Triggering Event”), each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes pursuant to an offer by the Company (a “Change of Control Offer”) on the terms set forth in the Indenture.

(8) NOTICE OF REDEMPTION. At least 10 days but not more than 60 days before a redemption date, the Company will deliver electronically in pdf format or mail or cause to be mailed, by first class mail, a notice of redemption to the Trustee and each Holder whose Notes are to be redeemed at its registered address or otherwise in accordance with the procedures of the Depositary, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture pursuant to Articles 8 or 11 of the Indenture. Notes and portions of Notes selected will be in amounts of $2,000 or whole multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder shall be redeemed or purchased.

(9) DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 10 days before the provision of a notice of redemption of Notes to be redeemed or during the period between a record date and the next succeeding Interest Payment Date.

(10) PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as the owner of it for all purposes. Only registered Holders have rights under the Indenture.

(11) AMENDMENT, SUPPLEMENT AND WAIVER. The provisions governing amendment, supplement and waiver of any provision of the Indenture, the Notes or the Note Guarantees are set forth in Article 9 of the Indenture.

(12) DEFAULTS AND REMEDIES. The Defaults and Event of Default relating to the Notes are set forth in Section 6.01 of the Indenture.

(13) TRUSTEE DEALINGS WITH COMPANY. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

(14) NO RECOURSE AGAINST OTHERS. No former, current or future director, officer, employee, incorporator, stockholder, member or partner of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(15) AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(16) ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(17) CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon. Additional Notes will not be issued with the same CUSIP, if any, as existing Notes unless such Additional Notes are fungible with existing Notes for U.S. federal income tax purposes.

(18) GOVERNING LAW. THIS INDENTURE, EACH OF THE NOTES, EACH OF THE NOTE GUARANTEES AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS INDENTURE, EACH OF THE NOTES AND EACH OF THE NOTE GUARANTEES, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date: _______________

                       Your Signature:

(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*: _________________________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Option of Holder to Elect Purchase

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 of the Indenture, check the box below:

☐ Section 4.10

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.10 of the Indenture, state the amount you elect to have purchased:

$_______________

Date: _______________

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*: _________________________

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE *

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized Officer of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form.

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

Dorman Products, Inc.

3400 East Walnut Street

Colmar, PA 18915

U.S. Bank Trust Company, National Association,

as Trustee and Registrar

U.S. Bank Global Corporate Trust

333 Thornall St

Edison, NJ 08837

Attention: Christina Bruno

Re: 6.250% Senior Notes Due 2034

Reference is hereby made to the Indenture, dated as of June 16, 2026 (the “Indenture”), among Dorman Products, Inc., as issuer (the “Company”), the Guarantors party thereto and U.S. Bank Trust Company, National Association, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

___________________, (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $___________ in such Note[s] or interests (the “Transfer”), to ___________________________ (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1. ☐ Check if Transferee will take delivery of a beneficial interest in the 144A Global Note or a Restricted Definitive Note pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

2. ☐ Check if Transferee will take delivery of a beneficial interest in the Regulation S Global Note or a Restricted Definitive Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

3. ☐ Check and complete if Transferee will take delivery of a beneficial interest in the IAI Global Note or a Restricted Definitive Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a) ☐ such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b) ☐ such Transfer is being effected to the Company or a subsidiary thereof;

or

(c) ☐ such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act;

or

(d) ☐ such Transfer is being effected to an Institutional Accredited Investor and pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144, Rule 903 or Rule 904, and the Transferor hereby further certifies that it has not engaged in any general solicitation within the meaning of Regulation D under the Securities Act and the Transfer complies with the transfer restrictions applicable to beneficial interests in a Restricted Global Note or Restricted Definitive Notes and the requirements of the exemption claimed, which certification is supported by (1) a certificate executed by the Transferee in the form of Exhibit D to the Indenture and (2) an Opinion of Counsel provided by the Transferor or the Transferee (a copy of which the Transferor has attached to this certification), to the effect that such Transfer is in compliance with the Securities Act. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the IAI Global Note and/or the Restricted Definitive Notes and in the Indenture and the Securities Act.

4. ☐ Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.

(a) ☐ Check if Transfer is pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b) ☐ Check if Transfer is Pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c) ☐ Check if Transfer is Pursuant to Other Exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: _______________________

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)	☐ a beneficial interest in the:

(i)	☐ 144A Global Note (CUSIP _________), or

(ii)	☐ Regulation S Global Note (CUSIP _________), or

(iii)	☐ IAI Global Note (CUSIP _________); or

(b)	☐ a Restricted Definitive Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

(a)	☐ a beneficial interest in the:

(i)	☐ 144A Global Note (CUSIP _________), or

(ii)	☐ Regulation S Global Note (CUSIP _________), or

(iii)	☐ IAI Global Note (CUSIP _________); or

(iv)	☐ Unrestricted Global Note (CUSIP _________); or

(b)	☐ a Restricted Definitive Note; or

(c)	☐ an Unrestricted Definitive Note,

in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

Dorman Products, Inc.

3400 East Walnut Street

Colmar, PA 18915

U.S. Bank Trust Company, National Association,

as Trustee and Registrar

U.S. Bank Global Corporate Trust

333 Thornall St

Edison, NJ 08837

Attention: Christina Bruno

Re: 6.250% Senior Notes Due 2034

(CUSIP [    ])

Reference is hereby made to the Indenture, dated as of June 16, 2026 (the “Indenture”), among Dorman Products, Inc., as issuer (the “Company”), the Guarantors party thereto and U.S. Bank Trust Company, National Association, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

__________________________, (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $____________ in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1. Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note

(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c) ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(d) ☐ Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2. Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes

(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b) ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] ☐ 144A Global Note, ☐ Regulation S Global Note, ☐ IAI Global Note with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: ______________________

EXHIBIT D

FORM OF CERTIFICATE FROM

ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR

Dorman Products, Inc.

3400 East Walnut Street

Colmar, PA 18915

U.S. Bank Trust Company, National Association,

as Trustee and Registrar

U.S. Bank Global Corporate Trust

333 Thornall St

Edison, NJ 08837

Attention: Christina Bruno

Re: 6.250% Senior Notes Due 2034

Reference is hereby made to the Indenture, dated as of June 16, 2026 (the “Indenture”), among Dorman Products, Inc., as issuer (the “Company”), the Guarantors party thereto and U.S. Bank Trust Company, National Association, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

In connection with our proposed purchase of $____________ aggregate principal amount of:

(a) ☐ a beneficial interest in a Global Note, or

(b) ☐ a Definitive Note,

we confirm that:

1. We understand that any subsequent transfer of the Notes or any interest therein is subject to certain restrictions and conditions set forth in the Indenture and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes or any interest therein except in compliance with, such restrictions and conditions and the Securities Act of 1933, as amended (the “Securities Act”).

2. We understand that the offer and sale of the Notes have not been registered under the Securities Act, and that the Notes and any interest therein may not be offered or sold except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell the Notes or any interest therein, we will do so only (A) to the Company or any subsidiary thereof, (B) in accordance with Rule 144A under the Securities Act to a “qualified institutional buyer” (as defined therein), (C) to an institutional “accredited investor” (as defined below) that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to you and to the Company a signed letter substantially in the form of this letter and an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such transfer is in compliance with the Securities Act, (D) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, (E) pursuant to the provisions of Rule 144 under the Securities Act or (F) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any Person purchasing the Definitive Note or beneficial interest in a Global Note from us in a transaction meeting the requirements of clauses (A) through (E) of this paragraph a notice advising such purchaser that resales thereof are restricted as stated herein.

3. We understand that, on any proposed resale of the Notes or beneficial interest therein, we will be required to furnish to you and the Company such certifications, legal opinions and other information as you and the Company may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the Notes purchased by us will bear a legend to the foregoing effect.

4. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

5. We are acquiring the Notes or beneficial interest therein purchased by us for our own account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion.

You and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Insert Name of Accredited Investor]

By:
Name:
Title:

Dated: _______________________

EXHIBIT E

FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of ________________, among __________________ (the “Guaranteeing Subsidiary”), a subsidiary of Dorman Products, Inc. (or its permitted successor), a Pennsylvania corporation (the “Company”), the Company, the other Guarantors (as defined in the Indenture referred to herein) and U.S. Bank Trust Company, National Association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of June 16, 2026 providing for the issuance of 6.250% Senior Notes due 2034 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AGREEMENT TO GUARANTEE. The Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Note Guarantee and in the Indenture including but not limited to Article 10 thereof.

3. NO RECOURSE AGAINST OTHERS. No former, current or future director, officer, employee, incorporator, stockholder, member or partner of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, this Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

4. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

5. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture, including by electronic signature. Each signed copy shall be an original, but all of them together represent the same agreement.

6. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

7. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated: _______________,

[GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

[COMPANY]

By:
Name:
Title:

[EXISTING GUARANTORS]

By:
Name:
Title:

[TRUSTEE], as Trustee

By:
Authorized Signatory